EXHIBIT 99.2

AGREEMENT AND PLAN OF MERGER

BY AND BETWEEN

AMERICAN COMMUNITY BANCSHARES, INC.

AMERICAN COMMUNITY BANK

AND

FNB BANCSHARES, INC.

FIRST NATIONAL BANK OF THE CAROLINAS

November 5, 2003

AGREEMENT AND PLAN OF MERGER

BY AND BETWEEN

AMERICAN COMMUNITY BANCSHARES, INC.,

AMERICAN COMMUNITY BANK,

FNB BANCSHARES, INC., AND

FIRST NATIONAL BANK OF THE CAROLINAS

THIS AGREEMENT AND PLAN OF MERGER (hereinafter called “Agreement”) is entered into as of the 5th day of November 2003, by and between AMERICAN COMMUNITY BANCSHARES, INC. (“ACB”), AMERICAN COMMUNITY BANK (“American”), FNB BANCSHARES, INC. (“FNB”) and FIRST NATIONAL BANK OF THE CAROLINAS (“First National”).

WHEREAS, ACB is a North Carolina corporation with its principal office and place of business located in Charlotte, North Carolina and is the owner of all the outstanding shares of common stock of American; and

WHEREAS, FNB is a South Carolina corporation with its principal office and place of business located in Gaffney, South Carolina and is the owner of all the outstanding shares of common stock of First National; and,

WHEREAS, ACB and FNB have agreed that it is in their mutual best interests and in the best interests of the respective shareholders for ACB and FNB to consummate a merger whereby each of the outstanding shares of FNB’s common stock would be exchanged for either cash or shares of ACB’s common stock, and FNB would be merged with and into ACB with ACB as the surviving entity in such merger, all in the manner and upon the terms and conditions contained in this Agreement and the accompanying Plan of Merger (the “Plan of Merger”); and,

WHEREAS, to effectuate the foregoing, ACB and FNB desire to adopt this Agreement as a plan of reorganization in accordance with the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”); and,

WHEREAS, the respective Boards of Directors of FNB and ACB have determined that it is in the best interests of their companies and their shareholders to consummate the transactions provided for herein.

NOW, THEREFORE, in consideration of the premises, the mutual benefits to be derived from this Agreement, and of the representations, warranties, conditions, covenants, and promises herein contained, and subject to the terms and conditions hereof, FNB and ACB hereby mutually agree as follows:

ARTICLE I

THE MERGER

1.01. Names Of Merging Corporations. The name of the corporation whose shares will be acquired is “FNB Bancshares, Inc.” and the name of the acquiring corporation is “American Community Bancshares, Inc.” Subject to the provisions of this Agreement and the Plan of Merger, at the Effective Time (as defined in paragraph 1.04 hereof), FNB shall be merged with and into ACB, pursuant to N.C. Gen. Stat. § 55-11-01 et seq. and S.C. Code Ann. § 33-11-101 et seq. (the “Merger”), the separate corporate existence of FNB shall cease and the corporate existence of ACB, as the surviving corporation in the Merger, shall continue under the laws of the State of North Carolina. ACB, as the surviving corporation in the Merger, is hereinafter sometimes referred to as the “Surviving Corporation.”

1.02. The Merger.

(a) Effect of the Merger. At the “Effective Time” (as defined in Paragraph 1.04 hereof), upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the North Carolina Business Corporation Act, as amended, (the “NC Act”) and the South Carolina Business Corporation Act of 1988, as amended, (the “SC Act”), each share of the $0.01 par value common stock of FNB (“FNB Stock”) (other than any shares to which rights of dissent and appraisal are properly exercised as provided below) shall be exchanged for the consideration provided in Paragraph 1.03 hereof (the “Consideration”). At the Effective Time and by reason of the

Merger, and in accordance with applicable law, all of the property, assets and rights of every kind and character of FNB including, without limitation, all real, personal or mixed property, all debts due on whatever account, all other choses in action and every other interest of or belonging to or due to FNB, whether tangible or intangible, shall vest in the Surviving Corporation, and the Surviving Corporation shall succeed to all the rights, privileges, powers, purposes and franchises of a public or private nature of FNB, all without any conveyance, assignment or further act or deed; and the Surviving Corporation shall become responsible for all of the liabilities, duties and obligations of every kind, nature and description of FNB as of the Effective Time.

(b) Articles of Incorporation, Bylaws and Management. The Articles of Incorporation and Bylaws of ACB in effect at the Effective Time shall be the Articles of Incorporation and Bylaws of the Surviving Corporation until thereafter amended in accordance with applicable law. The officers and directors of ACB at the Effective Time shall continue to hold such offices and positions of the Surviving Corporation until removed as provided by law or until the election or appointment and qualification of their respective successors.

1.03. Conversion of Stock.

(a) Consideration. Except as otherwise provided in this Agreement, at the Effective Time all rights of FNB’s shareholders with respect to all outstanding shares of FNB Stock shall cease to exist and, as consideration for and to effect the Merger, each such outstanding share of FNB Stock shall be converted, without any action by ACB, FNB or any FNB shareholder, into the right to receive either: (i) a number of shares of $1.00 par value common stock of ACB (“ACB Stock”); or (ii) cash. No share of FNB Stock shall be deemed to be outstanding or, other than shares as to which the holders have validly exercised “Dissenter’s Rights” (as defined in Paragraph 1.03(i) hereof), have any rights other than those set forth in this Paragraph 1.03(a) after the Effective Time.

(b) Stock Exchange Ratio and Cash Elections.

(i) Each outstanding share of FNB Stock which under the terms of this Agreement elects to be converted into the right to receive shares of ACB Stock (each a “Stock Election Share”) shall, subject to Paragraph 1.03(h) hereof, be converted into and become the right to receive a number of shares of ACB Stock equal to the Cash Election Price (as defined below) divided by the Average Pre-Closing Price of ACB Stock, which quotient is the exchange ratio (the “Exchange Ratio”). For purposes of this Agreement, “Average Pre-Closing Price of ACB Stock” shall mean the average of the closing prices of shares of ACB Stock as reported on the NASDAQ SmallCap Market for the twenty (20) consecutive full trading days ending on (and including) the Determination Date. “Determination Date” shall mean the date of the approval order of the Merger by the FRB. The Average Pre-Closing Price of ACB Stock shall be calculated to the nearest one-hundredth and the Exchange Ratio shall be calculated to the nearest ten thousandth.

(ii) Each outstanding share of FNB Stock which under the terms of this Agreement elects to be converted into the right to receive cash (each a “Cash Election Share”) shall be converted into the right to receive the sum of (i) 0.50 times 1.7888 times the Average Pre-Closing Price of ACB Common Stock and (ii) 0.50 times $20.50 (the sum of (i) and (ii) being the “Cash Election Price”).

(c) Election of Form of Consideration. Subject to the limitations described in this Agreement, each FNB shareholder shall have the right to elect the following forms of Consideration into which his or her shares of FNB Stock will be converted. Each shareholder’s election must be made in writing in a form prescribed by ACB (an “Election of Consideration”). ACB shall forward the Election of Consideration to all shareholders of FNB at a reasonable date prior to the estimated Closing Date (as defined below), but not less than twenty days prior to the Closing Date. To be valid, an Election of Consideration must be signed by the shareholder and delivered to ACB within twenty-five (25) business days following the mailing date of the Election of Consideration, or such other time and date as FNB and ACB may mutually agree (“Election Deadline”). Shareholders of FNB who do not return a properly completed Election of Consideration, or whose Elections of Consideration are received by ACB after the time prescribed, will be deemed to have made no election (“Non-Election”). ACB shall have the discretion, which it may delegate in whole or in part to its Exchange Agent, to determine whether any Election of Consideration has been properly completed, signed and submitted or changed or revoked and to disregard immaterial defects in any Election of Consideration. The decision of ACB (or its Exchange Agent) in such matters shall be conclusive and binding and without any liability whatsoever to FNB. Neither ACB nor its Exchange Agent will be under any obligation to notify any person of any defect in any Election of Consideration submitted to the Exchange Agent.

(d) Required Ratio of Consideration; Allocations of Consideration. As used in this Paragraph, “Cash Amount” shall equal $6,962,610 plus $20.50 times 0.50 times the number of FNB Stock Options exercised prior to the Effective Time less $20.50 times 0.50 times the number of shares of FNB Stock, if any, purchased by ACB prior to the Effective Time. Within five (5) Business Days after the Election Deadline, ACB’s Exchange Agent shall calculate the allocation among holders of FNB Stock of rights to receive ACB Stock or cash as a result of the Merger in accordance with the Elections of Consideration as follows:

(i) If the number of Cash Election Shares is greater than the quotient of (x) the Cash Amount divided by (y) the Cash Election Price (the “Cash Conversion Shares”), then:

(1)	all Stock Election Shares will be converted into the right to receive ACB Stock; and

(2)	each Cash Election Share will be converted into the right to receive ACB Stock and cash in the following manner:

(A)	a proration factor (the “Cash Proration Factor”) shall be determined by dividing (x) the Cash Amount by (y) the product of the number of Cash Election Shares multiplied by the Cash Election Price;

(B)	the number of Cash Election Shares held by each holder of shares of FNB Stock that will be converted into the right to receive cash pursuant to the terms of Paragraph 1.03(b)(ii) shall be determined by multiplying the Cash Proration Factor by the number of Cash Election Shares held by such holder; and

(C)	all Cash Election Shares other than those shares converted into the right to receive cash in accordance with the preceding subparagraph (B) shall be converted into the right to receive ACB Stock in accordance with the terms of Paragraph 1.03(b)(i); or

(ii) If the number of Cash Election Shares is less than the number of Cash Conversion Shares, then:

(1)	all Cash Election Shares will be converted into the right to receive cash at the Cash Election Price; and

(2)	each Stock Election Share will be converted into the right to receive ACB Stock and cash in the following manner:

(A)	a proration factor (the “Stock Proration Factor”) shall be determined by dividing the Stock Conversion Shares (as defined below) by the number of Stock Election Shares. “Stock Conversion Shares” shall mean the difference between (x) the total number of shares of FNB Stock outstanding immediately prior to the Effective Time minus (y) the Cash Conversion Shares;

(B)

the number of Stock Election Shares held by each holder of shares of FNB Stock that will be converted into the right to receive shares of ACB Stock pursuant to the terms of Paragraph 1.03(b)(i) shall be determined by multiplying the Stock Proration Factor by the number of Stock Election Shares held by such holder; and

(C)	all Stock Election Shares other than those shares converted into the right to receive ACB Stock in accordance with the preceding subparagraph (B) shall be converted into the right to receive cash in accordance with the terms of Paragraph 1.03(b)(ii); or

(iii) If the number of Stock Election Shares is equal to the number of Stock Conversion Shares and the Number of Cash Election Shares is equal to the number of Cash Conversion Shares, then subparagraphs (i) and (ii) above shall not apply and all Cash Election Shares will be converted into the right to receive cash valued at the Cash Election Price and all Stock Election Shares will be converted into the right to receive ACB Stock in accordance with the Exchange Ratio.

ACB shall have the discretion, which it may delegate in whole or in part to its Exchange Agent, to allocate the shares of any FNB shareholder determined to have made a Non-Election in such manner as ACB, in its sole discretion, shall consider reasonable and appropriate. The decision of ACB (or its Exchange Agent) in such matters shall be conclusive and binding and without any liability whatsoever to FNB.

Any questions regarding allocations shall be resolved in such manner as ACB, in its sole discretion, shall consider reasonable and appropriate. ACB’s decision regarding any such allocations shall be final and binding on FNB’s shareholders and all parties to this Agreement. ACB shall use its reasonable best efforts to ensure that the Consideration that each FNB shareholder receives per share of FNB Stock surrendered in the Merger is materially equivalent.

(e) Exchange and Payment Procedures; Surrender of Certificates. As promptly as is reasonably practicable following the Effective Time, ACB shall send or cause to be sent to each former FNB shareholder of record immediately prior to the Effective Time written instructions and transmittal materials (a “Transmittal Letter”) for use in surrendering certificates evidencing FNB Stock (each a “FNB Certificate”) to ACB or to its Exchange Agent. Upon the proper surrender and delivery to ACB or its Exchange Agent (in accordance with its instructions, and accompanied by a properly completed Transmittal Letter) by a former shareholder of FNB of his or her FNB Certificate(s), and in exchange therefor, ACB shall as soon as practicable thereafter issue and deliver to the shareholder: (i) a certificate evidencing the ACB Stock into which the shareholder’s FNB Stock has been converted; and (ii) the amount of cash to which such shareholder is entitled in exchange for his or her FNB Stock.

(f) FNB Certificates. At the Effective Time, and without any action by ACB, FNB or any FNB shareholder, FNB’s stock transfer books shall be closed and there shall be no further transfers of FNB Stock on its stock transfer books or the registration of any transfer of a FNB Certificate by any holder thereof, and the holders of FNB Certificates shall cease to be, and shall have no further rights as, shareholders of FNB other than as provided in this Agreement. Following the Effective Time, FNB Certificates shall evidence only the right of the registered holder thereof to receive the Consideration into which his or her FNB Stock was converted at the Effective Time or, in the case of FNB Stock held by shareholders who properly shall have exercised Dissenters’ Rights (as defined in Paragraph 1.03(i)), cash as provided in S.C. Code Ann. § 33-13-101 et seq.

(g) Certificates and Dividends. Subject to Paragraph 1.03(j), no certificate evidencing ACB Stock shall be issued or delivered to any former FNB shareholder unless and until such shareholder shall have properly surrendered to ACB or its Exchange Agent the FNB Certificate(s) formerly representing his or her shares of FNB Stock, together with a properly completed Transmittal Letter. Further, until a former FNB shareholder’s FNB Certificates are so surrendered and certificates for the ACB Stock into which his or her FNB Stock was converted at the Effective Time actually are issued to him or her, no cash dividend or other distribution payable by ACB with respect to that ACB Stock as of any date subsequent to the Effective Time shall be paid or delivered to the former FNB shareholder. However, upon the proper surrender of the shareholder’s FNB Certificate, ACB shall pay to the shareholder the amount of any such cash dividends or other distributions, without interest, that have accrued but remain unpaid with respect to that ACB Stock.

(h) Antidilutive Adjustments. If, prior to the Effective Time, FNB or ACB shall declare any dividend payable in shares of FNB Stock or ACB Stock or shall subdivide, split, reclassify or combine the presently outstanding shares of FNB Stock or ACB Stock, then an appropriate and proportionate adjustment shall be made in the ACB Stock to be issued in exchange for each of the shares of FNB Stock.

(i) Dissenters. Any shareholder of FNB or ACB who properly exercises the right of dissent and appraisal with respect to the Merger as provided in the SC Act or NC Act, as appropriate (“Dissenter’s Rights”), shall be entitled to receive payment of the fair value of his or her shares of FNB Stock or ACB Stock, as the case may be, in the manner and pursuant to the procedures provided in the SC Act or NC Act, as applicable. Shares of FNB Stock held by persons who exercise Dissenter’s Rights shall not be converted as described in Paragraph 1.03(a). However, if any shareholder of FNB who exercises Dissenter’s Rights shall fail to perfect those rights, or effectively shall waive or lose such rights, then each of his or her shares of FNB Stock shall be deemed to have been converted into the right to receive ACB Stock or cash, at ACB’s sole option, as of the Effective Time as provided in Paragraph 1.03(a) hereof.

(j) Lost Certificates. Shareholders of FNB whose FNB Certificates have been lost, destroyed, stolen or otherwise are missing shall be entitled to receive the certificates evidencing ACB Stock to which they are entitled in accordance with and upon compliance with reasonable conditions imposed by ACB, including, without limitation, a requirement that those shareholders provide lost instruments indemnities or surety bonds in form, substance and amounts satisfactory to ACB.

(k) Fractional Shares. No fractional shares of ACB Stock shall be issued or delivered in connection with the Merger. In lieu of any such fractional share, subject to the terms and conditions of this Paragraph 1.03, each holder of shares of FNB Stock who would otherwise have been entitled to a fraction of a share of ACB Stock shall be entitled to receive cash (without interest) in an amount equal to such fraction multiplied by the Cash Election Price.

1.04. Closing; Articles Of Merger; Effective Time. The closing of the transaction contemplated by this Agreement (the “Closing”) shall take place at the offices of ACB in Charlotte, North Carolina, or at such other place as ACB and FNB shall mutually designate, on a date mutually agreed upon by ACB and FNB (the “Closing Date”) after the expiration of any and all required waiting periods following the effective date of required approvals of the Merger by governmental or regulatory authorities. At the Closing, FNB and ACB shall take such actions (including, without limitation, the delivery of certain closing documents) as are required herein and as shall otherwise be required by law to consummate the Merger and cause it to become effective, and shall execute Articles of Merger under North Carolina law and South Carolina law which shall contain a “Plan of Merger” substantially in the form attached as Exhibit A hereto.

Subject to the terms and conditions set forth herein (including, without limitation, the receipt of all required approvals of governmental agencies and regulatory authorities), the Merger shall be effective (the “Effective Time”) upon the later to occur of the following: (i) the filing of the Articles of Merger with the North Carolina Secretary of State; (ii) the filing of Articles of Merger with the South Carolina Secretary of State; or (iii) such time specified in the North Carolina Articles of Merger and South Carolina Articles of Merger.

1.05. Outstanding ACB Stock. The status of the shares of ACB Stock that are outstanding immediately prior to the Effective Time shall not be affected by the Merger.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF FNB AND FIRST NATIONAL

Except as otherwise specifically provided herein or as “Previously Disclosed” (as defined in Paragraph 10.13 hereof) to ACB, FNB and First National hereby make the following representations and warranties to ACB:

2.01. Organization; Standing; Power.

(a) FNB (i) is duly organized and incorporated, validly existing, and in good standing under the laws of South Carolina; (ii) has all requisite power and authority (corporate and other) to own, lease, and operate its properties and to carry on its business as now being conducted; (iii) is duly qualified to do business and is in good standing in each other jurisdiction in which the character of the properties owned, leased, or operated by it therein or in which the transaction of its business makes such qualification necessary, except where failure so to qualify would not have a material adverse effect on FNB, and (iv) is not transacting business or operating any properties owned or leased by it in violation of any provision of federal or state law or any rule or regulation promulgated thereunder, which violation would have a material adverse effect on FNB. FNB is registered as a bank holding company with the Board of Governors of the Federal Reserve System (the “FRB”).

(b) First National (i) is duly organized and incorporated, validly existing, and in good standing as a national banking association under the laws of the United States of America; (ii) has all requisite power and authority (corporate and other) to own, lease, and operate its properties and to carry on its business as now being conducted; (iii) is duly qualified to do business and is in good standing in each other jurisdiction in which the character of the properties owned, leased, or operated by it therein or in which the transaction of its business makes such qualification necessary, except where failure so to qualify would not have a material adverse effect on FNB, and (iv) is not transacting business or operating any properties owned or leased by it in violation of any provision of federal or state law or any rule or regulation promulgated thereunder, which violation would have a material adverse effect on FNB. First National is an “insured depository institution” as defined in the Federal Deposit Insurance Act and applicable regulations thereunder. First National is a member of the Federal Home Loan Bank (“FHLB”) of Atlanta.

2.02. FNB’s Capital Stock.

(a) At the Effective Time, FNB’s authorized capital stock will consist of 10,000,000 shares of common stock, $0.01 par value per share, of which no more than 679,279 shares, plus such number of additional shares, if any, as shall have been issued by FNB after the date of this Agreement as provided in Paragraph 4.02(b) hereof, will be issued and outstanding and, together with the stock options described in Paragraph 2.04 below, constitute FNB’s only outstanding securities.

Each outstanding share of FNB Stock (i) has been duly authorized and is validly issued and outstanding, and is fully paid and nonassessable, and (ii) has not been issued in violation of the preemptive rights of any shareholder. The FNB Stock has been registered with the SEC under the Securities Exchange Act of 1934, as amended (the “1934 Act”) and FNB is subject to the registration and reporting requirements of the 1934 Act. The outstanding shares of common stock of First National are duly authorized, validly issued, fully paid and nonassessable, except to the extent set forth in 12 U.S.C. § 55.

(b) Subsidiaries. FNB has one wholly-owned subsidiary, First National, a national banking association. First National’s authorized capital stock consists of 10,000,000 shares of common stock, $5.00 par value per share, of which 477,500 shares are issued and outstanding and constitute First National’s only outstanding securities.

2.03. Principal Shareholders FNB owns all of the issued and outstanding common stock of First National. No person or entity is known to management of FNB to beneficially own, directly or indirectly, more than 5% of the outstanding shares of FNB Stock.

2.04. Convertible Securities, Options, Etc. With the exception of options to purchase an aggregate of 136,068 shares of FNB Stock which options have been issued and are outstanding under the FNB Bancshares, Inc. 1997 Stock Option Plan (“FNB Stock Options”), FNB does not have any outstanding (i) securities or other obligations (including debentures or other debt instruments) which are convertible into shares of FNB Stock or any other securities of FNB; (ii) options, warrants, rights, calls, or other commitments of any nature which entitle any person to receive or acquire any shares of FNB Stock or any other securities of FNB; or (iii) plans, agreements or other arrangements pursuant to which shares of FNB Stock or any other securities of FNB, or options, warrants, rights, calls, or other commitments of any nature pertaining thereto, have been or may be issued.

2.05. Authorization and Validity of Agreement. This Agreement has been duly and validly approved by FNB’s Board of Directors in the manner required by law. Subject only to approval of this Agreement by the shareholders of FNB in the manner required by law as contemplated by Paragraph 6.01(b) hereof and receipt of all required approvals of governmental or regulatory authorities having jurisdiction over FNB, First National, ACB or American (collectively, the “Regulatory Authorities”) as contemplated by Paragraph 6.02 hereof, (i) FNB has the corporate power and authority to execute and deliver this Agreement and to perform its obligations and agreements and carry out the transactions described in this Agreement; (ii) all corporate action required to authorize FNB to enter into this Agreement and to perform its obligations and agreements and carry out the transactions described herein has been duly and properly completed or obtained; and (iii) this Agreement has been duly executed on behalf of FNB, and (assuming due authorization, execution and delivery by ACB) constitutes the valid and binding agreement of FNB, enforceable in accordance with its terms (except to the extent enforceability may be limited by (A) applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws from time to time in effect which affect creditors’ rights generally; and (B) by legal and equitable limitations on the availability of injunctive relief, specific performance, and other equitable remedies), and (C) general principles of equity and applicable laws or court decisions limiting the enforceability of indemnification provisions).

2.06. Validity of Transactions; Absence of Required Consents or Waivers. Subject to the approval of this Agreement by the shareholders of FNB in the manner required by law and receipt of required approvals of Regulatory Authorities, neither the execution and delivery of this Agreement, nor the consummation of the transactions described herein, nor compliance by FNB with any of its obligations or agreements contained herein, will: (i) conflict with or result in a breach of the terms and conditions of, or constitute a default or violation under any provision of, FNB’s Articles of Incorporation or Bylaws, First National’s Articles of Incorporation or Bylaws, or any material contract, agreement, lease, mortgage, note, bond, indenture, license, or obligation or understanding (oral or written) to which FNB or First National is bound or by which either FNB or First National, their business, capital stock, or any properties or assets, may be affected; (ii) result in the creation or imposition of any lien, claim, interest, charge, restriction, or encumbrance upon any of FNB’s or First National’s properties or assets; (iii) violate any applicable federal or state statute, law, rule, or regulation, or any judgment, order, writ, injunction, or decree of any court, administrative or regulatory agency, or governmental body which violation will or may have a material adverse effect on FNB or First National, their financial condition, results of operations, prospects, businesses, assets, loan portfolio, investments, properties or operations, or on FNB’s and First National’s ability to consummate the transactions described herein or to carry on the business of FNB and First National as presently conducted; (iv) result in the acceleration of any material obligation or indebtedness of FNB or First National; or (v) interfere with or otherwise adversely affect FNB’s or First National’s ability to carry on its business as presently conducted.

No consents, approvals, or waivers are required to be obtained from any person or entity in connection with FNB’s execution and delivery of this Agreement, or the performance of its obligations or agreements or the consummation of the transactions described herein, except for required approvals of FNB’s shareholders and of the Regulatory Authorities.

2.07. FNB’s Books and Records. FNB’s and First National’s books of account and business records have been maintained in material compliance with all applicable legal and accounting requirements and in accordance with good business practices, and such books and records are complete and reflect accurately in all material respects FNB’s and First National’s items of income and expense and all of their assets, liabilities, and shareholders’ equity. The minute books of FNB and First National accurately reflect in all material respects the corporate actions that their shareholders and Boards of Directors, and all committees thereof, have taken during the time periods covered by such minute books. All such minute books have been or will be made available to ACB and its representatives.

2.08. FNB Reports. FNB and First National have filed all reports, registrations, and statements, together with any amendments required to be made with respect thereto, that were required to be filed with (i) the SEC; (ii) the FRB; (iii) the Comptroller of the Currency (the “OCC”); and (iv) any other Regulatory Authorities. All such reports, registrations, and statements filed by FNB or First National with the SEC, the FRB, the OCC or other such Regulatory Authorities are collectively referred to herein as the “FNB Reports.” To the Best Knowledge (as such term is defined in Paragraph 10.14 hereof) of management of FNB, as of their respective dates, each FNB Report complied in all material respects with all the statutes, rules, and regulations enforced or promulgated by the regulatory authority with which it was filed and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; and FNB has not been notified by any such governmental or regulatory authority that any such Report was deficient in any material respect as to form or content.

2.09. FNB Financial Statements. FNB has Previously Disclosed to ACB a copy of its audited statements of financial condition as of December 31, 2002, 2001, and 2000 and its audited statements of income,

shareholders’ equity and cash flows for the years ended December 31, 2002, 2001, and 2000, together with notes thereto (collectively, the “FNB Audited Financial Statements”), together with copies of its unaudited statements of financial condition as of September 30, 2003, and unaudited statements of income and cash flows for the nine-month periods ended September 30, 2003 and 2002 (collectively, the “FNB Interim Financial Statements”). Following the date of this Agreement, FNB promptly will deliver to ACB all other annual or interim financial statements prepared by or for FNB. The FNB Audited Financial Statements and the FNB Interim Financial Statements (including any related notes and schedules thereto) (i) are in accordance with FNB’s books and records; (ii) were prepared in accordance with generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated; and (iii) present fairly in all material respects FNB’s financial condition, assets and liabilities, results of operations, changes in shareholders’ equity, and changes in cash flows as of the dates indicated and for the periods specified therein. The FNB Audited Financial Statements have been audited by FNB’s independent certified public accountants, Dixon Odom PLLC.

2.10. Tax Returns and Other Tax Matters. (i) FNB and First National have timely filed or caused to be filed all federal, state, and local tax returns and reports which are required by law to have been filed, and to the Best Knowledge of management of FNB, all such returns and reports were true, correct, and complete in all material respects and contained all material information required to be contained therein; (ii) all federal, state, and local income, profits, franchise, sales, use, occupation, property, excise, and other taxes (including interest and penalties), charges and assessments which have become due from or been assessed or levied against FNB, First National or their property have been fully paid, or if not yet due, a reserve or accrual, which is adequate in all material respects for the payment of all such taxes to be paid and the obligation for such unpaid taxes, is reflected in the FNB Interim Financial Statements; (iii) the income, profits, franchise, sales, use, occupation, property, excise, withholding, employment and other tax returns and reports of FNB and First National have not been subjected to audit by the Internal Revenue Service (the “IRS”) or the South Carolina Department of Revenue and neither FNB nor First National has received any indication of the pendency of any audit or examination in connection with any tax return or report and, to the Best Knowledge of management of FNB, no such return or report is subject to adjustment; and (iv) neither FNB nor First National executed any waiver or extended the statute of limitations (or been asked to execute a waiver or extend a statute of limitations) with respect to any tax year, the audit of any tax return or report or the assessment or collection of any tax.

2.11. Absence of Material Adverse Changes or Certain Other Events.

(a) Since September 30, 2003, FNB and First National have conducted their business only in the ordinary course and there has been no material adverse change, and there has occurred no event or development and there currently exists no condition or circumstance to the Best Knowledge of management of FNB which, with the lapse of time or otherwise, is reasonably likely to cause, create, or result in a material adverse change, in or affecting FNB’s or First National’s financial condition or results of operations, business, assets, loan portfolio, investments, properties, or operations.

(b) Since September 30, 2003, and other than in the ordinary course of their business including normal salary review for 2003, neither FNB nor First National has incurred any material liability or engaged in any material transaction or entered into any material agreement, increased the salaries, compensation, or general benefits payable or provided to its employees, suffered any loss, destruction, or damage to any of its properties or assets, or made a material acquisition or disposition of any assets or entered into any material contract or lease.

2.12. Absence of Undisclosed Liabilities. Neither FNB nor First National has any liabilities or obligations, whether known or unknown, matured or unmatured, accrued, absolute, contingent, or otherwise, whether due or to become due (including, without limitation, tax liabilities or unfunded liabilities under employee benefit plans or arrangements), other than (i) those reflected in the FNB Audited Financial Statements or the FNB Interim Financial Statements; (ii) increases in deposit accounts in the ordinary course of business since September 30, 2003; or (iii) loan commitments in the ordinary course of its business since September 30, 2003.

2.13. Compliance with Existing Obligations. FNB and First National have performed in all material respects all obligations required to be performed by them under, and neither is in default in any material respect under, or in violation in any material respect of, the terms and conditions of its Articles of Incorporation or Bylaws, and/or any contract, agreement, lease, mortgage, note, bond, indenture, license, obligation, understanding, or other undertaking (whether oral or written) to which either is bound or by which either, their business, capital stock, or any of their properties or assets may be affected, which default or violation would have a material adverse effect on FNB or First National.

2.14. Litigation and Compliance with Law.

(a) There are no actions, suits, arbitrations, controversies, or other proceedings or investigations (or, to the Best Knowledge of management of FNB, any facts or circumstances which reasonably could result in such), including, without limitation, any such action by any Regulatory Authority, which currently exists or is ongoing, pending, or, to the Best Knowledge of management of FNB or First National, threatened, contemplated, or probable of assertion, against, relating to, or otherwise affecting FNB, First National or any of their properties, assets or employees.

(b) FNB and First National have all licenses, permits, orders, authorizations, or approvals (“FNB Permits”) of any federal, state, local, or foreign governmental or regulatory body that are material to or necessary for the conduct of their business or to own, lease, and operate their properties. All such FNB Permits are in full force and effect. No violations are or have been recorded in respect of any such FNB Permits. No proceeding is pending or, to the Best Knowledge of management of FNB, threatened or probable of assertion to suspend, cancel, revoke, or limit any FNB Permit.

(c) Neither FNB nor First National is subject to any supervisory agreement, enforcement order, writ, injunction, capital directive, supervisory directive, memorandum of understanding, or other similar agreement, order, directive, memorandum, or consent of, with or issued by any regulatory or other governmental authority (including, without limitation, the FRB) relating to its financial condition, directors or officers, operations, capital, regulatory compliance, or any other matter. There are no judgments, orders, stipulations, injunctions, decrees, or awards against FNB or First National which in any manner limit, restrict, regulate, enjoin, or prohibit any present or past business or practice of FNB or First National. Neither FNB nor First National has been advised that any regulatory or other governmental authority or any court is contemplating, threatening, or requesting the issuance of any such agreement, order, injunction, directive, memorandum, judgment, stipulation, decree, or award.

(d) Neither FNB nor First National is in violation of, or default in any material respect under, and FNB and First National have complied in all material respects with, all laws, statutes, ordinances, rules, regulations, orders, writs, injunctions, or decrees of any court or federal, state, municipal, or other Regulatory Authority having jurisdiction or authority over FNB, First National or their business operations, properties, or assets (including, without limitation, all provisions of South Carolina law relating to usury, consumer protection laws, and all other laws and regulations applicable to extensions of credit by First National). To the Best Knowledge of management of FNB and First National, there is no basis for any claim by any person or authority for compensation, reimbursement, or damages or other penalties for any violations described in this subparagraph (d).

2.15. Real Properties.

(a) FNB has Previously Disclosed to ACB a listing of all real property owned or leased by FNB or First National (including, without limitation, banking facilities and all other real estate or foreclosed properties, including improvements thereon, owned by FNB) (collectively the “FNB Real Property”) and all leases, if any, pertaining to any such FNB Real Property to which FNB or First National is a party (the “FNB Real Property Leases”). With respect to each parcel of the FNB Real Property owned by FNB or First National, FNB or First National, as applicable, has good and marketable fee simple title to such FNB Real Property and owns the same free and clear of all mortgages, liens, leases, encumbrances, title defects, and exceptions to title other than (i) the lien of current taxes not yet due and payable, and (ii) such imperfections of title and restrictions, covenants and easements (including utility easements) which do not materially and adversely affect the value of the FNB Real Property and which do not and will not materially detract from, interfere with, or restrict the present or future use of the FNB Real Property. With respect to each FNB Real Property Lease: (A) such lease is valid and enforceable in accordance with its terms; (B) there currently exists no circumstance or condition which constitutes an event of default by FNB, First National or any lessor or which, with the passage of time or the giving of required notices, will or could constitute such an event of default; (C) the execution and delivery of this Agreement does not constitute an event of default thereunder; and (D) there are no provisions restricting assignment.

(b) The FNB Real Property complies in all material respects with all applicable federal, state, and local laws, regulations, ordinances, or orders of any governmental or regulatory authority, including those relating to zoning, building and use permits, and the parcels of FNB Real Property upon which FNB’s and First National’s banking or other offices are situated, or which are used by FNB or First National in conjunction with their banking or other offices or for other purposes, may be used under applicable zoning ordinances for the purposes for which they are currently used as a matter of right rather than as a conditional or nonconforming use.

(c) All improvements and fixtures included in or on the FNB Real Property are in good condition and repair, ordinary wear and tear excepted, and there does not exist any condition which in any material respect interferes with their use by FNB and First National (or will interfere with ACB’s or American’s use after the Merger) or adversely affects the economic value thereof.

2.16. Loans, Accounts, Notes and Other Receivables.

(a) All loans, accounts, notes and other receivables reflected as assets on FNB’s or First National’s books and records (i) have resulted from bona fide business transactions in the ordinary course of FNB’s or First National’s operations; (ii) in all material respects were made in accordance with First National’s customary loan policies and procedures; (iii) in all respects were made in accordance with Regulation O of the FRB; and (iv) are owned by FNB or First National free and clear of all liens, encumbrances, assignments, participation or repurchase agreements, or other exceptions to title or to the ownership or collection rights of any other person or entity (other than Federal Home Loan Bank borrowings or repurchase agreements entered into in the ordinary course of business).

(b) All records of FNB and First National regarding all outstanding loans, accounts, notes, and other receivables, and all other real estate owned, are accurate in all material respects, and, with respect to each loan which FNB’s or First National’s loan documentation indicates is secured by any real or personal property or property rights (“Loan Collateral”), such loan is secured by valid, perfected, and enforceable liens on all such Loan Collateral having the priority described in FNB’s or First National’s records of such loan.

(c) Each loan reflected as an asset on FNB’s or First National’s books, and each guarantee therefor, is the legal, valid, and binding obligation of the obligor or guarantor thereon, and no defense, offset, or counterclaim has been asserted with respect to any such loan or guaranty, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(d) FNB has Previously Disclosed to ACB a listing of (i) each loan, extension of credit, or other asset of FNB or First National which, as of September 30, 2003, was classified by any Regulatory Authority, or by FNB or First National as “Loss”, “Doubtful”, “Substandard”, or “Special Mention” (or otherwise by words of similar import), or which FNB or First National has designated as a special asset or for special handling or placed on any “watch list” because of concerns regarding the ultimate collectibility or deteriorating condition of such asset or any obligor or Loan Collateral therefor, and (ii) each loan or extension of credit of FNB or First National which, as of September 30, 2003, was past due thirty (30) days or more as to the payment of principal and/or interest, or as to which any obligor thereon (including the borrower or any guarantor) otherwise was in default, is the subject of a proceeding in bankruptcy, or otherwise has indicated an inability or intention not to repay such loan or extension of credit.

(e) To the Best Knowledge of management of FNB and First National, each of FNB’s or First National’s loans and other extensions of credit (with the exception of those loans and extensions of credit specified in the written listings described in Subparagraph (d) above) is collectible in the ordinary course of FNB’s or First National’s business in an amount which is not less than the amount at which it is carried on FNB’s or First National’s books and records.

(f) First National’s reserve for loan losses (the “Loan Loss Reserve”) has been established in conformity with GAAP, sound banking practices and all applicable requirements, rules and policies of the OCC and, in the best judgment of management of FNB and First National, is reasonable in view of the size and character of First National’s loan portfolio, current economic conditions and other relevant factors, and is adequate to provide for losses relating to or the risk of loss inherent in First National’s loan portfolios.

2.17. Securities Portfolio and Investments. FNB has Previously Disclosed to ACB a listing of all securities owned, of record or beneficially, by FNB or First National as of September 30, 2003. All securities owned are held free and clear of all mortgages, liens, pledges, encumbrances, or any other restriction or rights of any other person or entity, whether contractual or statutory (other than customary pledges in the ordinary course of its business to secure public funds deposits or Federal Home Loan Bank borrowings or repurchase agreements entered into in the ordinary course of business), which would materially impair the ability of FNB or First National to dispose freely of any such security or otherwise to realize the benefits of ownership thereof at any time. There are no voting trusts or other agreements or undertakings to which FNB or First National is a party with respect to the voting of any such securities. With respect to all “repurchase agreements” under which FNB or First National has “sold” securities under agreement to repurchase, FNB or First National, as applicable, has a valid, perfected first lien or security interest in the government securities or other collateral securing the repurchase agreement, and the value of the collateral securing each such repurchase agreement equals or exceeds the amount of the debt owed by FNB or First National, as the case may be, which is secured by such collateral.

Except for fluctuations in the market values of United States Treasury and agency securities, municipal securities, or other debt securities since September 30, 2003, there has been no material deterioration or adverse change in the quality, or any material decrease in the value, of FNB’s or First National’s securities portfolio as a whole.

2.18. Personal Property and Other Assets. All banking equipment, data processing equipment, vehicles, and other personal property used by FNB or First National and material to the operation of their business are owned or leased by FNB or First National free and clear of all liens, encumbrances, title defects, or exceptions to title. All personal property of FNB and First National material to their business is in good operating condition and repair, ordinary wear and tear excepted.

2.19. Patents, Trademarks and Licenses. FNB and First National own, possess or have the right to use any and all patents, licenses, trademarks, trade names, copyrights, trade secrets and proprietary and other confidential information necessary to conduct their business as now conducted. FNB and First National have not violated, and currently are not in conflict with, any patent, license, trademark, trade name, copyright or proprietary right of any other person or entity. FNB and First National own, possess or have the right to use any and all licenses necessary to lawfully use any and all software, applications and code currently installed or otherwise in use on any computer hardware of FNB or First National or otherwise used by FNB or First National in the conduct of its business.

2.20. Environmental Matters.

(a) As used in this Agreement, “Environmental Laws” shall mean, without limitation:

(i) all federal, state, and local statutes, regulations, ordinances, orders, decrees, and similar provisions having the force or effect of law (including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, the Superfund Amendment and Reauthorization Act, the Federal Insecticide, Fungicide and Rodenticide Act, the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Clean Water Act, the Clean Air Act, the Toxic Substances Control Act, the Oil Pollutant Act, the Coastal Zone Management Act, any “Superfund” or “Superlien” law, Title 48 of the South Carolina Code of Laws; and

(ii) all common law concerning public health and safety, worker health and safety, and pollution or protection of the environment, including, without limitation, all standards of conduct and bases of obligations relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, reporting, testing, processing, discharge, release, threatened release, control, or clean-up of any Hazardous Substances (as defined below).

As used in this Agreement, “Hazardous Substance” shall mean any materials, substances, wastes, chemical substances, or mixtures presently listed, defined, designated, or classified as hazardous, toxic, or dangerous, or otherwise regulated, under any Environmental Laws, whether by type, quantity or concentration, including without limitation pesticides, pollutants, contaminants, toxic chemicals, oil, or other petroleum products, byproducts or additives, asbestos or materials containing (or presumed to contain) asbestos, polychlorinated biphenyls, urea formaldehyde foam insulation, lead, radon, methyl tertiary butyl ether (“MTBE”) or radioactive material.

(b) FNB has Previously Disclosed to ACB copies of all written reports, correspondence, notices, or other materials, if any, in its possession pertaining to environmental reports, surveys, assessments, notices of violation, notices of regulatory requirements, penalty assessments, claims, actions, or proceedings, past or pending, of the FNB Real Property and any improvements thereon, or pertaining to any violation or alleged violation of Environmental Laws on, affecting or otherwise involving the FNB Real Property or involving FNB or First National.

(c) To the Best Knowledge of management of FNB after reasonable inquiry, there has been no presence, use, production, generation, handling, transportation, treatment, storage, disposal, emission, discharge, release, or threatened release of any Hazardous Substances by any person on, from or relating to the FNB Real Property which constitutes a violation of any Environmental Laws, or any removal, clean-up or remediation of any Hazardous Substances from, on or relating to the FNB Real Property.

(d) Neither FNB nor First National has violated any Environmental Laws, and, to the Best Knowledge of management of FNB after reasonable inquiry, there has been no violation of any Environmental Laws by any other person or entity for whose liability or obligation with respect to any particular matter or violation FNB or First National is or may be responsible or liable.

(e) Neither FNB nor First National is subject to any claims, demands, causes of action, suits, proceedings, losses, damages, penalties, liabilities, obligations, costs or expenses of any kind and nature which arise out of, under or in connection with, or which result from or are based upon the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, reporting, testing, processing, emission, discharge, release, threatened release, control, removal, clean-up or remediation of any Hazardous Substances on, from or relating to the FNB Real Property by any person or entity.

(f) To the Best Knowledge of management of FNB after reasonable inquiry, no facts, events or conditions relating to the FNB Real Property or the operations of FNB or First National at any of their office locations, will prevent, hinder or limit continued compliance with Environmental Laws, or give rise to any investigatory, emergency removal, remedial or corrective actions, obligations or liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) pursuant to Environmental Laws.

(g) To the Best Knowledge of management of FNB (it being understood by ACB that, for purposes of this representation, management of FNB has not undertaken a review of each of First National’s loan files with respect to all Loan Collateral), (i) there has been no violation of any Environmental Laws by any person or entity (including any violation with respect to any Loan Collateral) for whose liability or obligation with respect to any particular matter or violation FNB or First National is or may be responsible or liable; (ii) Neither FNB nor First National is subject to any claims, demands, causes of action, suits, proceedings, losses, damages, penalties, liabilities, obligations, costs or expenses of any kind and nature which arise out of, under or in connection with, or which result from or are based upon, the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, reporting, testing, processing, emission, discharge, release, threatened release, control, removal, clean-up or remediation of any Hazardous Substances on, from or relating to any Loan Collateral, by any person or entity; and (iii) there are no facts, events or conditions relating to any Loan Collateral that will give rise to any investigatory, emergency removal, remedial or corrective actions, obligations or liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) pursuant to Environmental Laws.

2.21. Absence of Brokerage or Finder’s Commissions. Except for the engagement of The Orr Group by FNB: (i) no person or firm has been retained by or has acted on behalf of, pursuant to any agreement, arrangement or understanding with, or under the authority of, FNB or its Board of Directors, as a broker, finder or agent or has performed similar functions or otherwise is or may be entitled to receive or claim a brokerage fee or other commission in connection with or as a result of the transactions described herein; and (ii) FNB has not agreed, or has any obligation, to pay any brokerage fee or other commission to any person or entity in connection with or as a result of the transactions described herein.

2.22. Material Contracts. Other than a benefit plan, employment agreement or data services contract with FISERV, effective date September 1, 2002, Previously Disclosed to ACB pursuant to Paragraph 2.24 hereof, neither FNB nor First National is a party to or bound by any agreement (i) involving money or other property in an amount or with a value in excess of $25,000 (ii) which is not to be performed in full within the six (6) month period following the date of this Agreement; (iii) which calls for the provision of goods or services to FNB or First National and cannot be terminated without material penalty upon written notice to the other party thereto; (iv) which is material to FNB or First National and was not entered into in the ordinary course of business; (v) which involves hedging, options or any similar trading activity, or interest rate exchanges or swaps; (vi) which commits FNB or First National to extend any loan or credit (with the exception of letters of credit, lines of credit and loan commitments extended in the ordinary course of First National’s business); (vii) which involves the sale of any assets of FNB or First National which are used in and material to the operation of their business; (viii) which involves any purchase of real property, or which involves the purchase of any other assets in the amount of $10,000 or more in the case of any single transaction or $25,000 or more in the case of all such transactions; (ix) which involves the purchase, sale, issuance, redemption or transfer of any capital stock or other securities of FNB or First National; or (x) with any director, officer or principal shareholder of FNB (including without limitation any consulting agreement, but not including any agreements relating to loans or other banking services which were made in the ordinary course of First National’s business and on substantially the same terms and conditions as were prevailing at that time for similar agreements with unrelated persons).

Neither FNB nor First National is in default in any material respect, and there has not occurred any event which with the lapse of time or giving of notice or both would constitute a default, under any contract, lease, insurance policy, commitment, or arrangement to which it is a party or by which it or its property is or may be bound or affected or under which it or its property receives benefits, where the consequences of such default would have a material adverse effect on the financial condition, results of operations, prospects, business, assets, loan portfolio, investments, properties, or operations of FNB or First National.

2.23. Employment Matters; Employee Relations. FNB has Previously Disclosed to ACB a listing of the names, years of credited service and current base salary or wage rates of all of its employees and all employees of First National as of September 30, 2003. FNB and First National (i) have in all material respects paid in full to or accrued on behalf of all their directors, officers and employees all wages, salaries, commissions, bonuses, fees and other direct compensation for all labor or services performed by them to the date of this Agreement, and all vacation pay, sick pay, severance pay, overtime pay and other amounts for which it is obligated under applicable law or its existing agreements, benefit plans, policies or practices; and (ii) are in compliance with all federal, state, and local laws, statutes, rules, and regulations with regard to employment and employment practices, terms and conditions, and wages and hours, and other compensation matters. No person has, to the Best Knowledge of management of FNB, asserted that FNB or First National is liable in any amount for any arrearages in wages or employment taxes or for any penalties for failure to comply with any of the foregoing.

There is no action, suit, or proceeding by any person pending or, to the Best Knowledge of management of FNB, threatened, against FNB or First National (or any of their employees), involving employment discrimination, sexual harassment, wrongful discharge, workers’ compensation or similar claims.

Neither FNB nor First National is a party to or bound by any collective bargaining agreement with any of its employees, any labor union, or any other collective bargaining unit or organization. There is no pending or, to the Best Knowledge of management of FNB, threatened labor dispute, work stoppage, or strike involving FNB, First National or any of their employees, or any pending or, to the Best Knowledge of management of FNB, threatened proceeding in which it is asserted that FNB or First National has committed any unfair labor practice; and, to the Best Knowledge of management of FNB, there is no activity involving FNB, First National or any of their employees seeking to certify a collective bargaining unit or engaging in any other labor organization activity.

2.24. Employment Agreements; Employee Benefit Plans.

(a) FNB is not a party to or bound by any employment agreements with any of its directors, officers, or employees, except for the employment agreement between FNB and V. Stephen Moss dated January 17, 1996. First National is not a party to or bound by any employment agreements with any of its directors, officers, or employees, except for the agreement with V. Stephen Moss described in the previous sentence.

(b) FNB has Previously Disclosed to ACB a true and complete list of all bonus, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock and stock option plans; all employment and severance contracts; all medical, dental, health, and life insurance plans; all vacation, sickness and other leave plans, disability and death benefit plans; and all other employee benefit plans, contracts, or arrangements maintained or contributed to by FNB or First National for the benefit of any employees, former employees, directors, former directors or any of their beneficiaries (collectively, the “FNB Plans”). True and complete copies of all FNB Plans, including, but not limited to, any trust instruments or insurance contracts, if any, forming a part thereof or applicable to the administration of any such FNB Plans or the assets thereof, and all amendments thereto, previously have been supplied to ACB. Neither FNB nor First National maintains, sponsors, contributes to or otherwise participates in any “Employee Benefit Plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), any “Multi-employer Plan” within the meaning of Section 3(37) of ERISA, or any “Multiple Employer Welfare Arrangement” within the meaning of Section 3(40) of ERISA. Each FNB Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA and which is intended to be qualified under Section 401(a) of the Code has received or applied for a favorable determination letter from the IRS to the effect that they are so qualified, and FNB is not aware of any circumstances reasonably likely to result in the revocation or denial of any such favorable determination letter. All reports and returns with respect to the FNB Plans (and any FNB Plans previously maintained by FNB or First National) required to be filed with any governmental department, agency, service or other authority, including without limitation IRS Form 5500 (Annual Report), have been properly and timely filed.

(c) All “Employee Benefit Plans” maintained by or otherwise covering employees or former employees of FNB or First National, to the extent each is subject to ERISA, currently are, and at all times have been, in compliance with all material provisions and requirements of ERISA. There is no pending or, to the Best Knowledge of management of FNB, threatened litigation relating to any FNB Plan or any employee benefit plan, contract or arrangement previously maintained by FNB or First National. Neither FNB nor First National has engaged in a transaction with respect to any FNB Plan that could subject FNB or First National to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA.

(d) FNB has delivered to ACB a true, correct and complete copy (including copies of all amendments thereto) of each retirement plan maintained by FNB or First National which is intended to be a plan qualified under Section 401(a) of the Code (collectively, the “FNB Retirement Plans”), together with true, correct and complete copies of the summary plan descriptions relating to the FNB Retirement Plans, the most recent determination letters received from the IRS regarding the FNB Retirement Plans, and the most recent Annual Reports (Form 5500 series) and related schedules, if any, for the FNB Retirement Plans.

FNB Retirement Plans are qualified under the provisions of Section 401(a) of the Code, the trusts under the FNB Retirement Plans are exempt trusts under Section 501(a) of the Code, and determination letters have been issued or applied for with respect to the FNB Retirement Plans to such effect, including determination letters covering the current terms and provisions of the FNB Retirement Plans. There are no issues relating to the qualification or exemption of the FNB Retirement Plans currently pending before the IRS, the United States Department of Labor, the Pension Benefit Guarantee Corporation or any court. FNB Bancshares, Inc. Retirement Plans and the administration thereof meet (and have met since the establishment of the FNB Retirement Plans) in all material respects all of the applicable requirements of ERISA, the Code and all other laws, rules and regulations applicable to the FNB Retirement Plans and do not violate (and since the establishment of the FNB Retirement Plans have not violated) in any material respect any of the applicable provisions of ERISA, the Code and such other laws, rules and regulations. Without limiting the generality of the foregoing, all reports and returns with respect to the FNB Retirement Plans required to be filed with any governmental department, agency, service or other authority have been properly and timely filed. There are no issues or disputes with respect to the FNB Retirement Plans or the administration thereof currently existing between FNB, First National, or any trustee or other fiduciary thereunder, and any governmental agency, any current or former employee of FNB or First National or beneficiary of any such employee, or any other person or entity. No “reportable event” within the meaning of Section 4043 of ERISA has occurred at any time with respect to the FNB Retirement Plans.

(e) No liability under subtitle C or D of Title IV of ERISA has been or is expected to be incurred by FNB or First National with respect to the FNB Retirement Plans or with respect to any other ongoing, frozen or terminated defined benefit pension plan currently or formerly maintained by FNB or First National. Neither FNB nor First National presently contributes, and has not contributed, to a “Multi-employer Plan.” All contributions required to be made pursuant to the terms of each of the FNB Plans (including without limitation the FNB Retirement Plans and any other “pension plan” (as defined in Section 3(2) of ERISA, provided such plan is intended to qualify under the provisions of Section 401(a) of the Code) maintained by FNB or First National have been timely made. Neither the FNB Retirement Plans nor any other “pension plan” maintained by FNB of First National has an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA. Neither FNB nor First National has provided, and neither is required to provide, security to any “pension plan” or to any “Single Employer Plan” pursuant to Section 401(a)(29) of the Code. Under the FNB Retirement Plans and any other “pension plan” maintained by FNB or First National as of the last day of the most recent plan year ended prior to the date hereof, the actuarially determined present value of all “benefit liabilities,” within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in the plan’s most recent actuarial valuation) did not exceed the then current value of the assets of such plan, and there has been no material change in the financial condition of any such plan since the last day of the most recent plan year.

(f) Except as provided in the terms of the FNB Retirement Plans themselves, there are no restrictions on the rights of FNB or First National to amend or terminate any FNB Retirement Plan without incurring any liability thereunder. Neither the execution and delivery of this Agreement nor the consummation of the transactions described herein will, except as otherwise specifically provided in this Agreement, (i) result in any payment to any person (including without limitation any severance compensation or payment, unemployment compensation, “golden parachute” or “change in control” payment, or otherwise) becoming due under any plan or agreement to any director, officer, employee or consultant; (ii) increase any benefits otherwise payable under any plan or agreement; or (iii) result in any acceleration of the time of payment or vesting of any such benefit.

(g) The actuarial present values of all accrued deferred compensation entitlements (including entitlements under any executive compensation, supplemental retirement, or employment agreement) of employees and former employees of FNB or First National and their beneficiaries have been fully reflected on the FNB Audited Financial Statements to the extent required by and in accordance with GAAP. Any adjustments necessary will be made prior to the earlier of the Closing and March 31, 2004.

2.25. Insurance. FNB has Previously Disclosed to ACB a listing of each blanket bond, liability insurance, life insurance or other insurance policy in effect on September 30, 2003, and in which it or First National was an insured party or beneficiary (each a “FNB Policy” and collectively the “FNB Policies”). FNB Policies provide coverage in such amounts and against such liabilities, casualties, losses, or risks as is customary or reasonable for entities engaged in FNB’s and First National’s businesses or as is required by applicable law or regulation. In the opinion of management of FNB, the insurance coverage provided under the FNB Policies is reasonable and adequate in all respects for FNB and First National. Each of the FNB Policies is in full force and effect and is valid and enforceable in accordance with its terms, and is underwritten by an insurer of recognized financial responsibility and which is qualified to transact business in South Carolina, and FNB and First National have taken all requisite actions (including the giving of required notices) under each such FNB Policy in order to preserve all rights thereunder with respect to all matters. Neither FNB nor First National is in default under the provisions of, has received notice of cancellation or nonrenewal of or any material premium increase on, or has failed to pay any premium on any FNB Policy, and, to the Best Knowledge of management of FNB, there has not been any inaccuracy in any application for any FNB Policy. There are no pending claims with respect to any FNB Policy (and there are no facts which would form the basis of any such claim), and, to the Best Knowledge of management of FNB, there is currently no condition, and there has occurred no event, that is reasonably likely to form the basis for any such claim.

2.26. Insurance Of Deposits. All deposits of First National are insured by the Bank Insurance Fund of the FDIC to the maximum extent permitted by law, all deposit insurance premiums due from First National to the FDIC have been paid in full in a timely fashion, and no proceedings have been commenced or, to the Best Knowledge of management of FNB, are contemplated by the FDIC or otherwise to terminate such insurance.

2.27. Affiliates. FNB has Previously Disclosed to ACB a listing of those persons deemed by FNB as of the date of this Agreement to be “Affiliates” of FNB (as that term is defined in Rule 405 promulgated under the Securities Act of 1933, as amended (the “1933 Act”)), including persons, trusts, estates, corporations, or other entities related to persons deemed to be Affiliates of FNB.

2.28. Obstacles to Regulatory Approval or Tax Treatment. To the Best Knowledge of management of FNB, there exists no fact or condition (including, but not limited to, First National’s record of compliance with the Community Reinvestment Act) relating to FNB or First National that may reasonably be expected to (i) prevent or materially impede or delay ACB from obtaining the regulatory approvals required in order to consummate the transactions described in this Agreement; or (ii) prevent the Merger from qualifying to be a reorganization under Section 368(a) of the Code; and, if any such fact or condition becomes known to FNB or First National, FNB shall promptly (and in any event within three (3) days after obtaining such knowledge) communicate such fact or condition to ACB in writing.

2.29. Disclosure. To the Best Knowledge of management of FNB, no written statement, certificate, schedule, list, or other written information furnished by or on behalf of FNB or First National to ACB in connection with this Agreement and the transactions described herein, when considered as a whole, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements herein or therein, in light of the circumstances under which they were made, not misleading.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF ACB AND AMERICAN

Except as otherwise specifically described herein or as “Previously Disclosed” (as defined in Paragraph 10.13 below) to FNB, ACB and American hereby make the following representations and warranties to FNB:

3.01. Organization; Standing; Power. ACB and American each (i) is duly organized and incorporated, validly existing, and in good standing under the laws of North Carolina; (ii) has all requisite power and authority (corporate and other) to own, lease, and operate their respective properties and to carry on their respective business as now being conducted; (iii) is duly qualified to do business and is in good standing in each other jurisdiction in which the character of the properties owned, leased, or operated by it therein or in which the transaction of its business makes such qualification necessary, except where failure so to qualify would not have a material adverse effect on ACB or American, and (iv) is not transacting business or operating any properties owned or leased by it in violation of any provision of federal or state law or any rule or regulation promulgated thereunder, which violation would have a material adverse effect on ACB or American. American is an “insured depository institution” as defined in the Federal Deposit Insurance Act and applicable regulations thereunder. ACB is registered as a bank holding company with the FRB.

American Community Capital Trust I (“ACB Trust”) (i) is duly organized, validly existing and in good standing as a statutory trust under the laws of Delaware; (ii) has all requisite power and authority (trust and other) to own the “ACB Debentures” (as hereinafter defined) and to carry on its activities as now being conducted; and (iii) is not transacting business or operating any properties owned or leased by it in violation of any provision of federal or state law or any rule or regulation promulgated thereunder, which violation would have a material adverse effect on ACB.

3.02. Capital Stock.

(a) At the Effective Time, ACB’s authorized capital stock will consist of 1,000,000 shares of preferred stock, no par value, and 9,000,000 shares of common stock, $1.00 par value per share, one vote per share, of which no more than 2,824,376 shares, plus such number of additional shares, if any, as shall have been issued by ACB after the date of this Agreement as provided in Paragraph 5.02(b) hereof, will be issued and outstanding.

Each outstanding share of the ACB Stock (i) has been duly authorized and is validly issued and outstanding, and is fully paid and nonassessable; and (ii) has not been issued in violation of the preemptive rights of any shareholder. The ACB Stock has been registered with the SEC under the 1934 Act and ACB is subject to the registration and reporting requirements of the 1934 Act.

(b) American’s authorized capital stock consists of 10,000,000 shares of common stock, $5.00 par value, one vote per share (the “American Common Stock”). Each outstanding share of American Common Stock (i) has been duly authorized and is validly issued and outstanding, and is fully paid and nonassessable (except to the extent provided in N.C. Gen. Stat. § 53-42 of the North Carolina General Statutes); and (ii) has not been issued in violation of the preemptive rights of any shareholder.

(c) At the Effective Time, ACB will have, issued and outstanding, 9% Deferrable Interest Junior Subordinated Debentures Due March 31, 2032 having an aggregate principal liquidation amount of $3,608,260 (the “ACB Debentures”). All such ACB Debentures are held by ACB Trust in connection with the prior issuance of trust preferred securities by ACB and ACB Trust. At the Effective Time, ACB Trust will have, issued and outstanding, trust preferred securities having an aggregate liquidation amount of $3,500,000 (the “ACB Trust Preferred Securities”) and trust common securities having an aggregate liquidation amount of $108,260 (the “Trust Common Securities”). All such Trust Common Securities are owned by ACB.

3.03. Principal Shareholders. ACB owns 100% of the outstanding American Common Stock and ACB Trust I common stock. No person or entity is known to management of ACB to beneficially own, directly or indirectly, more than 5% of the outstanding shares of ACB Stock.

3.04. Subsidiaries.

(a) (i) ACB has Previously Disclosed to FNB a list of all of the subsidiaries of ACB together with the jurisdiction of organization of each such subsidiary; (ii) ACB owns, directly or indirectly, all the issued and outstanding common securities of its subsidiaries; (iii) no equity securities of any of its subsidiaries are or may become required to be issued (other than to ACB) by reason of any contractual right or obligation or otherwise; (iv) there are no contracts, commitments, understandings or arrangements by which any of such subsidiaries are or may be bound to sell or otherwise transfer any equity securities of any such subsidiaries (other than to ACB); (v) there are no contracts, commitments, understandings, or arrangements relating to its rights to vote or to dispose of such securities; (vi) all of the equity securities of each subsidiary held by ACB are fully paid and nonassessable (except to the extent the common stock of American is assessable as set forth in N.C. Gen. Stat. § 53-42), are owned by ACB free and clear of any liens, charges, encumbrances or security interests, have been duly authorized, and are validly issued and outstanding; and (vii) none of the equity securities of any subsidiary held by ACB have been issued in violation of the preemptive rights of any shareholder.

(b) As used in this Agreement, “subsidiary” shall have the same meaning as that term is defined in Rule 1-02 of Regulation S-X of the SEC.

(c) Other than American and ACB Trust, ACB does not own beneficially, directly or indirectly, any equity securities or similar interests of any entity, or any interest in a partnership or joint venture of any kind, other than its subsidiaries.

(d) Each of ACB’s subsidiaries is duly organized and is validly existing in good standing under the laws of the jurisdiction of its organization, and is duly qualified to do business and in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified, except where the failure to so qualify would not have a material adverse effect on ACB or American.

3.05. Convertible Securities, Options, Etc. With the exception of stock options to purchase an aggregate of 356,020 shares of ACB Stock which have been issued and are outstanding under the stock option plans of ACB (collectively the “ACB Stock Option Plans”), and 1,000,500 warrants to purchase shares of ACB Common Stock, neither American nor ACB have any outstanding (i) securities or other obligations (including debentures or other debt instruments) which are convertible into shares of ACB Stock or any other securities of ACB or American; (ii) options, warrants, rights, calls, or other commitments of any nature which entitle any person to receive or acquire any shares of ACB Stock or any other securities of ACB or American; or (iii) plan, agreement or other arrangement pursuant to which shares of ACB Stock or any other securities of ACB or American, or options, warrants, rights, calls, or other commitments of any nature pertaining thereto, have been or may be issued.

3.06. Authorization and Validity of Agreement. This Agreement has been duly and validly approved by ACB’s Board of Directors in the manner required by law, and subject only to approval of this Agreement by the shareholders of ACB in the manner required by law (as contemplated by Paragraph 6.01(b) below) and by the Regulatory Authorities (as contemplated by Paragraph 6.02 below), (i) ACB has the corporate power and authority to execute and deliver this Agreement and to perform its obligations and agreements and carry out the transactions described herein; (ii) all corporate proceedings and approvals required to authorize ACB to enter into this Agreement and to perform its obligations and agreements and carry out the transactions described herein have been duly and properly taken; and (iii) this Agreement has been duly executed on behalf of ACB, and (assuming due authorization, execution and delivery by ACB) constitutes the valid and binding agreement of ACB, enforceable in accordance with its terms (except to the extent enforceability may be limited by (A) applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws from time to time in effect which affect creditors’ rights generally; and (B) by legal and equitable limitations on the availability of injunctive relief, specific performance, and other equitable remedies, and (C) general principles of equity and applicable laws or court decisions limiting the enforceability of indemnification provisions).

3.07. Validity of Transactions, Absence of Required Consents or Waivers. Subject to the approval of this Agreement by the shareholders of ACB in the manner required by law and receipt of required approvals of Regulatory Authorities, neither the execution and delivery of this Agreement, nor the consummation of the transactions described herein, nor compliance by ACB with any of its obligations or agreements contained herein, will: (i) conflict with or result in a breach of the terms and conditions of, or constitute a default or violation under any provision of, ACB’s or American’s Articles of Incorporation or Bylaws, or any contract, agreement, lease, mortgage, note, bond, indenture, license, or obligation or understanding (oral or written) to which ACB or American is bound or by which it, its business, capital stock, or any properties or assets may be affected; (ii) result in the creation or imposition of any lien, claim, interest, charge, restriction, or encumbrance upon any of ACB’s or American’s properties or assets; (iii) violate any applicable federal or state statute, law, rule, or regulation, or any judgment, order, writ, injunction, or decree of any court, administrative or regulatory agency, or governmental body; (iv) result in the acceleration of any obligation or indebtedness of ACB or American; or (v) interfere with or otherwise adversely affect ACB’s or American’s ability to carry on its business as presently conducted.

No consents, approvals, or waivers are required to be obtained from any person or entity in connection with ACB’s execution and delivery of this Agreement, or the performance of its obligations or agreements or the consummation of the transactions described herein, except for required approvals of ACB’s shareholders and of the Regulatory Authorities.

3.08. ACB’s and American’s Books and Records. ACB’s and American’s respective books of account and business records have been maintained in material compliance with all applicable legal and accounting requirements and such books and records are complete and reflect accurately in all material respects ACB’s and American’s respective items of income and expense and all of its assets, liabilities, and shareholders’ equity. The minute books of ACB and American accurately reflect in all material respects the corporate actions which their shareholders and Boards of Directors, and all committees thereof, have taken during the time periods covered by such minute books. All such minute books have been or will be made available to FNB and its representatives.

3.09. ACB Reports. ACB and American have filed all reports, registrations, and statements, together with any amendments required to be made with respect thereto, that were required to be filed with (i) the FDIC, (ii) the North Carolina Commissioner of Banks (the “Commissioner”), (iii) the SEC, (iv) the FRB, and (v) any other

Regulatory Authorities. All such reports, registrations, and statements filed by ACB or American with the FDIC, the Commissioner, the SEC, the FRB, or other such regulatory authority are collectively referred to herein as the “ACB Reports.” To the Best Knowledge (as such term is defined in Paragraph 10.14 hereof) of management of ACB, each ACB Report complied in all material respects with all the statutes, rules, and regulations enforced or promulgated by the Regulatory Authority with which it was filed and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Neither ACB nor American has been notified by any Regulatory Authority that any ACB Report was deficient in any material respect as to form or content.

3.10. ACB Financial Statements. ACB has Previously Disclosed to FNB a copy of its audited consolidated statements of financial condition as of December 31, 2002, 2001 and 2000, and its audited consolidated statements of operations, changes in shareholders’ equity and cash flows for the years ended December 31, 2002, 2001 and 2000, together with notes thereto (the “ACB Audited Financial Statements”), and a copy of its unaudited consolidated statements of financial condition as of September 30, 2003 and its unaudited consolidated statements of income and cash flows for the nine months ended September 30, 2003 and 2002 (the “ACB Interim Financial Statements”). Following the date of this Agreement, ACB promptly will deliver to FNB all other annual or interim financial statements prepared by or for ACB or American. The ACB Audited Financial Statements and the ACB Interim Financial Statements (including any related notes and schedules thereto) (i) are in accordance with ACB’s and American’s books and records; (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated; and (iii) present fairly in all material respects ACB’s consolidated financial condition, assets and liabilities, results of operations, changes in shareholders’ equities, and changes in cash flows as of the dates indicated and for the periods specified therein. The ACB Financial Statements have been audited by ACB’s independent certified public accountants, Dixon Odom PLLC.

3.11. Tax Returns and Other Tax Matters. (i) ACB and American have timely filed or caused to be filed all federal, state, and local tax returns and reports which are required by law to have been filed, and to the Best Knowledge of management of ACB, all such returns and reports were true, correct, and complete in all material respects and contained all material information required to be contained therein; (ii) all federal, state, and local income, profits, franchise, sales, use, occupation, property, excise, and other taxes (including interest and penalties), charges and assessments which have become due from or been assessed or levied against ACB, American or their property have been fully paid, or if not yet due, a reserve or accrual, which is adequate in all material respects for the payment of all such taxes to be paid and the obligation for such unpaid taxes, is reflected in the ACB Interim Financial Statements; (iii) the income, profits, franchise, sales, use, occupation, property, excise, withholding, employment and other tax returns and reports of ACB and American have not been subjected to audit by the Internal Revenue Service (the “IRS”) or the North Carolina Department of Revenue and neither ACB nor American has received any indication of the pendency of any audit or examination in connection with any tax return or report and, to the Best Knowledge of management of ACB, no such return or report is subject to adjustment; and (iv) neither ACB nor American executed any waiver or extended the statute of limitations (or been asked to execute a waiver or extend a statute of limitations) with respect to any tax year, the audit of any tax return or report or the assessment or collection of any tax.

3.12. Absence of Material Adverse Changes or Certain Other Events.

(a) Since September 30, 2003, ACB and American have conducted their business only in the ordinary course and there has been no material adverse change, and there has occurred no event or development and there currently exists no condition or circumstance to the Best Knowledge of management of ACB which, with the lapse of time or otherwise, is reasonably likely to cause, create, or result in a material adverse change, in or affecting ACB’s consolidated financial condition or results of operations, business, assets, loan portfolio, investments, properties, or operations.

(b) Since September 30, 2003, and other than in the ordinary course of its business, neither ACB nor American has incurred any material liability or engaged in any material transaction or entered into any material agreement, suffered any loss, destruction, or damage to any of their properties or assets, or made a material acquisition or disposition of any assets or entered into any material contract or lease.

3.13. Absence of Undisclosed Liabilities. Neither ACB nor American has any material liabilities or obligations, whether known or unknown, matured or unmatured, accrued, absolute, contingent, or otherwise, whether due or to become due (including, without limitation, tax liabilities or unfunded liabilities under employee benefit plans or arrangements), other than (i) those reflected in the ACB Audited Financial Statements or the ACB Interim Financial Statements; (ii) increases in deposit accounts, borrowings, and repurchase agreements in the ordinary course of business since September 30, 2003; or (iii) loan commitments in the ordinary course of business since September 30, 2003.

3.14. Compliance with Existing Obligations. ACB and American have performed in all material respects all obligations required to be performed by them under, and neither is in default in any material respect under, or in violation in any material respect of, the terms and conditions of its Articles of Incorporation or Bylaws, and/or any contract, agreement, lease, mortgage, note, bond, indenture, license, obligation, understanding, or other undertaking (whether oral or written) to which either is bound or by which either, their business, capital stock, or any of their properties or assets may be affected, which default or violation would have a material adverse effect on ACB or American.

3.15. Litigation and Compliance with Law.

(a) There are no actions, suits, arbitrations, controversies, or other proceedings or investigations (or, to the Best Knowledge of management of ACB, any facts or circumstances which reasonably could result in such), including, without limitation, any such action by any Regulatory Authority, which currently exists or is ongoing, pending, or, to the Best Knowledge of management of ACB, threatened, contemplated, or probable of assertion, against, relating to, or otherwise affecting ACB or American or any of their respective properties or assets or employees.

(b) ACB and American have all licenses, permits, orders, authorizations, or approvals (“ACB Permits”) of any federal, state, local, or foreign governmental or regulatory body that are material to or necessary for the conduct of their business or to own, lease, and operate its properties. All such ACB Permits are in full force and effect. No violations are or have been recorded in respect of any such ACB Permits. No proceeding is pending or, to the Best Knowledge of management of ACB, threatened or probable of assertion to suspend, cancel, revoke, or limit any ACB Permit.

(c) Neither ACB nor American is subject to any supervisory agreement, enforcement order, writ, injunction, capital directive, supervisory directive, memorandum of understanding, or other similar agreement, order, directive, memorandum, or consent of, with or issued by any Regulatory Authority (including, without limitation, the FDIC, the FRB, or the Commissioner) relating to its financial condition, directors or officers, operations, capital, regulatory compliance, or otherwise. There are no judgments, orders, stipulations, injunctions, decrees, or awards against ACB or American which in any manner limit, restrict, regulate, enjoin, or prohibit any present or past business or practice of ACB or American. Neither ACB nor American has been advised that any Regulatory Authority or any court is contemplating, threatening, or requesting the issuance of any such agreement, order, injunction, directive, memorandum, judgment, stipulation, decree, or award.

(d) Neither ACB nor American is in violation of, or default in any material respect under, and ACB and American have complied in all material respects with, all laws, statutes, ordinances, rules, regulations, orders, writs, injunctions, or decrees of any court or federal, state, municipal, or other Regulatory Authority having jurisdiction or authority over either of their business operations, properties, or assets (including, without limitation, all provisions of North Carolina law relating to usury, the Consumer Credit Protection Act, and all other laws and regulations applicable to extensions of credit by ACB or American). To the Best Knowledge of management of ACB, there is no basis for any claim by any person or authority for compensation, reimbursement, or damages or other penalties for any violations described in this subparagraph.

3.16. Absence of Brokerage or Finders Commissions. Except for the engagement of McColl Partners, LLC and Ryan Beck & Co., Inc. by ACB, (i) no person or firm has been retained by or has acted on behalf of, pursuant to any agreement, arrangement or understanding with, or under the authority of, ACB or its Board of Directors, as a broker, finder or agent or has performed similar functions or otherwise is or may be entitled to receive or claim a brokerage fee or other commission in connection with or as a result of the transactions described herein; and, (ii) ACB has not agreed, and has no obligation, to pay any brokerage fee or other commission to any person or entity in connection with or as a result of the transactions described herein.

3.17 Material Contracts.

(i) ACB and American are not bound by any material contract (as defined in Item 601(b)(10) of Regulation S-B promulgated by the SEC), to be performed after the date hereof that has not been filed with ACB’s Reports.

(ii) ACB’s Previously Disclosed Letter lists any contract, arrangement, commitment or understanding (whether written or oral) to which ACB or American is a party or is bound containing covenants that limit the ability of ACB or American to compete in any line of business or with any person, or that involve any restriction on the geographic area in which, or method by which, ACB or American may carry on its business (other than as may be required by law or any regulatory agency).

(iii) Neither ACB nor American is in default in any material respect, and there has not occurred any event which with the lapse of time or giving of notice or both would constitute a default, under any contract, lease, insurance policy, commitment, or arrangement to which it is a party or by which it or its property is or may be bound or affected or under which it or its property receives benefits, where the consequences of such default would have a material adverse effect on the financial condition, results of operations, prospects, business, assets, loan portfolio, investments, properties, or operations of ACB or American.

3.18 Employment Matters; Employee Relations. There is no action, suit, or proceeding by any person pending or, to the Best Knowledge of management of ACB, threatened, against ACB or American (or any of their employees), involving employment discrimination, sexual harassment, wrongful discharge, workers’ compensation or similar claims.

Neither ACB nor American is a party to or bound by any collective bargaining agreement with any of its employees, any labor union, or any other collective bargaining unit or organization. There is no pending or, to the Best Knowledge of management of ACB, threatened labor dispute, work stoppage, or strike involving ACB, American or any of their employees, or any pending or, to the Best Knowledge of management of ACB, threatened proceeding in which it is asserted that ACB or American has committed any unfair labor practice; and, to the Best Knowledge of management of ACB, there is no activity involving ACB, American or any of their employees seeking to certify a collective bargaining unit or engaging in any other labor organization activity.

3.19. Insurance. ACB and American currently maintain a blanket bond and policies of liability insurance and other insurance (the “ACB Policies”), which provide coverage in such amounts and against such liabilities, casualties, losses, or risks as is customary or reasonable for entities engaged in ACB’s or American’s businesses or as is required by applicable law or regulation; and, in the reasonable opinion of management of ACB, the insurance coverage provided under the ACB Policies is reasonable and adequate in all respects for ACB or American. Each of the ACB Policies is in full force and effect and is valid and enforceable in accordance with its terms, and is underwritten by an insurer of recognized financial responsibility and which is qualified to transact business in North Carolina, and ACB and American have taken all requisite actions (including the giving of required notices) under each such ACB Policy in order to preserve all rights thereunder with respect to all matters. Neither ACB nor American is in default under the provisions of, neither has received any notice of cancellation or nonrenewal of, or any material premium increase on, or any failure to pay any premium on any ACB Policy. To the Best Knowledge of management of ACB, there has not been any inaccuracy in any application for any ACB Policy. There are no pending claims with respect to any ACB Policy and, to the Best Knowledge of management of ACB, there are currently no conditions, and there has been no occurrence of any event that is reasonably likely to form the basis for any such claim.

3.20. Loans, Accounts, Notes and Other Receivables.

(a) All loans, accounts, notes and other receivables reflected as assets on ACB’s or American’s books and records (i) have resulted from bona fide business transactions in the ordinary course of ACB’s or American’s operations; (ii) in all material respects were made in accordance with ACB’s or American’s customary loan policies and procedures; and (iii) are owned by ACB or American free and clear of all liens, encumbrances, assignments, participation or repurchase agreements, or other exceptions to title or to the ownership or collection rights of any other person or entity (other than Federal Home Loan Bank borrowings or repurchase agreements entered into in the ordinary course of business).

(b) All records of ACB and American regarding all outstanding loans, accounts, notes, and other receivables, and all other real estate owned, are accurate in all material respects. With respect to each loan which American’s loan documentation indicates is secured by any Loan Collateral, such loan is secured by valid, perfected, and enforceable liens on all such Loan Collateral having the priority described in American’s records of such loan.

(c) Each loan reflected as an asset on ACB’s or American’s books, and each guaranty therefor, is the legal, valid, and binding obligation of the obligor or guarantor thereon, and no defense, offset, or counterclaim has been asserted with respect to any such loan or guaranty, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(d) To the Best Knowledge of management of ACB, each of ACB’s or American’s loans and other extensions of credit (with the exception of those loans and extensions of credit which American has designated as special assets or for special handling or placed on any “watch list” because of concerns regarding the ultimate collectibility or deteriorating condition of such assets or any obligors or Loan Collateral therefor) is collectible in the ordinary course of ACB’s or American’s business in an amount which is not less than the amount at which it is carried on ACB’s or American’s books and records.

(e) American’s reserve for loan losses (the “Loan Loss Reserve”) has been established in conformity with GAAP, sound banking practices and all applicable requirements, rules and policies of the Commissioner and the FRB and, in the best judgment of management of American, is reasonable in view of the size and character of American’s loan portfolio, current economic conditions and other relevant factors, and is adequate to provide for losses relating to or the risk of loss inherent in American’s loan portfolios and other real estate owned.

3.21. Securities Portfolio and Investments. All securities owned by ACB or American are held free and clear of all mortgages, liens, pledges, encumbrances, or any other restriction or rights of any other person or entity, whether contractual or statutory (other than customary pledges in the ordinary course of business to secure public funds deposits or Federal Home Loan Bank borrowings or repurchase agreements entered into in the ordinary course of business), which would materially impair the ability of ACB or American to dispose freely of any such security or otherwise to realize the benefits of ownership thereof at any time. There are no voting trusts or other agreements or undertakings to which ACB or American is a party with respect to the voting of any such securities. With respect to all “repurchase agreements” under which ACB or American has “sold” securities under agreement to repurchase, ACB or American has a valid, perfected first lien or security interest in the government securities or other collateral securing the repurchase agreement, and the value of the collateral securing each such repurchase agreement equals or exceeds the amount of the debt owed by ACB or American, as the case may be, which is secured by such collateral.

Except for fluctuations in the market values of United States Treasury and agency securities, municipal securities, or other debt securities since September 30, 2003, there has been no material deterioration or adverse change in the quality, or any material decrease in the value, of ACB’s or American’s securities portfolio as a whole.

3.22. Obstacles to Regulatory Approval or Tax Treatment. To the Best Knowledge of management of ACB, there exists no fact or condition (including American’s record of compliance with the Community Reinvestment Act) relating to ACB or American that may reasonably be expected to (i) prevent or materially impede or delay ACB, American, FNB or First National from obtaining the regulatory approvals required in order to consummate transactions described herein, or (ii) prevent the Merger from qualifying to be a reorganization under Section 368(a) of the Code. If any such fact or condition becomes known to ACB, ACB shall promptly (and in any event within three days after obtaining such knowledge) communicate such fact or condition to FNB in writing.

3.23. Disclosure. To the Best Knowledge of management of ACB, no written statement, certificate, schedule, list, or other written information furnished by or on behalf of ACB or American to FNB in connection with this Agreement and the transactions described herein, when considered as a whole, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements herein or therein, in light of the circumstances under which they were made, not misleading.

3.24. Availability of Funds. ACB has and will have available to it at the Effective Time sources of cash sufficient to pay the aggregate Cash Amount and to pay any other amounts payable pursuant to this Agreement and to effect the transactions contemplated hereby.

ARTICLE IV

COVENANTS OF FNB

4.01. Affirmative Covenants of FNB. FNB and First National hereby covenant and agree as follows with ACB:

(a) “Affiliates” of FNB. FNB will use its best efforts to cause each person who is an Affiliate of FNB (as defined in Paragraph 2.27 hereof), to execute and deliver to ACB at least five (5) days prior to the Closing a written agreement (the “Affiliates’ Agreement”) relating to restrictions on shares of ACB Stock to be received by such Affiliates pursuant to this Agreement and which Affiliates’ Agreement shall be in form and content reasonably satisfactory to ACB. Certificates for the shares of ACB Stock issued to Affiliates of FNB shall bear a restrictive legend (substantially in the form as shall be set forth in the Affiliates’ Agreement) with respect to the restrictions applicable to such shares.

(b) FNB Shareholders’ Meeting. FNB agrees to cause a meeting of its shareholders (the “FNB Shareholders’ Meeting”) to be duly called and held as soon as practicable after the date of this Agreement for the purpose of voting by FNB’s shareholders on the approval of the Merger and the ratification and adoption of this Agreement. In connection with the call and conduct of, and all other matters relating to, the FNB Shareholders’ Meeting (including the solicitation of proxies), FNB will comply in all material respects with all provisions of applicable law and regulations and with its Articles of Incorporation and Bylaws.

(c) Conduct of Business Prior to Effective Time. While the parties recognize that the operation of FNB and First National until the Effective Time is the responsibility of FNB’s and First National’s respective Boards of Directors and officers, FNB and First National agree that, between the date of this Agreement and the Effective Time, and except as otherwise provided herein or expressly agreed to in writing by ACB’s President, FNB and First National will each carry on its business in and only in the regular and usual course in substantially the same manner as such business heretofore was conducted, and, to the extent consistent with such business and within its ability to do so, FNB and First National each agrees that it will:

(i) preserve intact its present business organization, keep available its present officers and employees, and preserve its relationships with customers, depositors, creditors, correspondents, suppliers, and others having business relationships with it;

(ii) maintain all of its properties and equipment in customary repair, order and condition, ordinary wear and tear excepted;

(iii) maintain its books of account and records in the usual, regular and ordinary manner in accordance with sound business practices applied on a consistent basis;

(iv) comply in all material respects with all laws, rules and regulations applicable to it, its properties, assets or employees and to the conduct of its business;

(v) not change its policies or procedures, including existing loan underwriting guidelines, in any material respect except as may be required by law;

(vi) continue to maintain in force insurance such as is described in Paragraph 2.25 hereof; not modify any bonds or policies of insurance in effect as of the date hereof unless the same, as modified, provides substantially equivalent coverage; and, not cancel, allow to be terminated or, to the extent available, fail to renew, any such bond or policy of insurance unless the same is replaced with a bond or policy providing substantially equivalent coverage; and

(vii) promptly provide to ACB such information about its financial condition, results of operations, prospects, businesses, assets, loan portfolio, investments, properties, employees or operations, as ACB reasonably shall request.

(d) Periodic Financial and Other Information. Following the date of this Agreement and until the Effective Time, FNB will deliver to ACB, as soon as each is available:

(i) an income statement and a statement of condition after each month end;

(ii) a copy of all interim financial statements after each quarter end;

(iii) a copy of each report, registration, statement, or other communication or regulatory filing made with or to any Regulatory Authority simultaneous with the filing or making thereof;

(iv) information regarding each new extension of credit by First National in excess of $100,000 (other than a loan secured by a first lien on a one-to-four family principal residence which is being made for the purchase or refinancing of that residence with a loan to value ratio of 80% or less) within ten (10) business days after each calendar month end;

(v) an analysis of First National’s Loan Loss Reserve and management’s assessment of the adequacy of the Loan Loss Reserve within ten (10) business days after each calendar quarter end;

(vi) an analysis and assessment of all of First National’s classified or “watch list” loans, along with the outstanding balance and amount specifically allocated to the Loan Loss Reserve for each such classified or “watch list” Loan within ten (10) business days after each calendar month end; and,

(vii) the following information with respect to First National’s loans and other extensions of credit (such assets being referred to in this Agreement as “Loans”) as of, and within ten (10) business days following, each calendar month end:

(A) a list of Loans past due for 30 days or more as to principal or interest;

(B) a list of Loans in nonaccrual status;

(C) a list of all Loans without principal reduction for a period of longer than one year;

(D) a list of all foreclosed real property or other real estate owned and all repossessed personal property;

(E) a list of each reworked or restructured Loan still outstanding, including original terms, restructured terms and status; and

(F) a list of any actual or threatened litigation by or against FNB pertaining to any Loan or credit, which list shall contain a description of circumstances surrounding such litigation, its present status and management’s evaluation of such litigation.

(e) Notice Of Certain Changes Or Events. Following the execution of this Agreement and up to the Effective Time, FNB promptly will notify ACB in writing of and provide to ACB such information as it shall request regarding (i) any material adverse change in its or First National’s financial condition, results of operations, prospects, business, assets, loan portfolio, investments, properties or operations or of the actual or prospective occurrence of any condition or event which, with the lapse of time or otherwise, is reasonably likely to cause, create or result in any such material adverse change; or (ii) the actual or prospective existence or occurrence of any condition or event which, with the lapse of time or otherwise, has caused or may or could cause any statement, representation, or warranty of FNB or First National herein, to be or become materially inaccurate, misleading, or incomplete, or which has resulted or may or could cause, create, or result in the breach or violation in any material respect of any of FNB’s or First National’s covenants or agreements contained herein or in the failure of any of the conditions described in Paragraphs 7.01 or 7.03 below.

(f) Accruals for Loan Loss Reserve and Expenses. FNB will cooperate with ACB and will make such appropriate accounting entries in its books and records and take such other actions as FNB shall, in its sole discretion, deem to be necessary or desirable in anticipation of the Merger, including without limitation additional provisions to First National’s Loan Loss Reserve or accruals or the creation of reserves for employee benefit and expenses related to the transactions described in this Agreement; provided, however, that notwithstanding any provision of this Agreement to the contrary, and except as otherwise agreed to by FNB and ACB, FNB shall not be required to make any such accounting entries until immediately prior to the Closing. FNB’s representations, warranties and covenants contained in this Agreement shall not be deemed to be untrue or breached in any respect for any purpose as a consequence of any modifications or changes undertaken solely on account of this Paragraph 4.01(f).

(g) Consents to Assignment of Leases. FNB and First National will use their best efforts to obtain any required consents of lessors to the assignment to ACB or American of FNB’s or First National’s rights and obligations under any personal property leases, each of which consents shall be in such form as shall be specified by ACB.

(h) Access. FNB and First National agree that, following the date of this Agreement and to and including the Effective Time, each will provide ACB and its employees, accountants, legal counsel, environmental consultants or other representatives access to all books, records, files and other information (whether maintained electronically or otherwise), to all properties and facilities, and to all its employees, accountants, legal counsel and consultants, as ACB shall, in its sole discretion, consider to be necessary or appropriate; provided, however, that any investigation or reviews conducted by or on behalf of ACB shall be performed in such a manner as will not interfere unreasonably with FNB’s or First National’s normal operations or with their relationships with their customers or employees, and shall be conducted in accordance with procedures established by the parties.

(i) Deposit Liabilities. Following the date of this Agreement and up to the Effective Time, First National will make pricing decisions with respect to its deposit accounts in a manner consistent with its past practices based on competition and prevailing market rates in its banking markets and will give ACB notice of any material changes in the pricing of its deposit accounts.

(j) Further Action; Instruments of Transfer, Etc. FNB covenants and agrees with ACB that it (i) will use its reasonable best efforts in good faith to take or cause to be taken all action reasonably required of it hereunder as promptly as practicable so as to permit the consummation of the transaction described herein at the earliest possible date; (ii) shall perform all acts and execute and deliver to ACB all documents or instruments reasonably required herein or as otherwise shall be reasonably necessary or useful to or reasonably requested by ACB in consummating such transactions; and (iii) will cooperate with ACB in every reasonable way in carrying out, and will pursue diligently the expeditious completion of, such transaction.

(k) Notice of Certain Loans or Other Extensions of Credit. FNB covenants and agrees with ACB that it will give five (5) business days’ prior notice to ACB before committing to making any loan, extension of credit, purchase of a loan participation, letter of credit or renewal of any existing loan, extension of credit or letter of credit which is secured, in whole or in part, by any of the following: (i) any hotel or motel property; (ii) any property on which a dry cleaner’s business is situated; (iii) any property on which any establishment engaged in the business of selling or storing petroleum products or distillates, including but not limited to any gas station, is located; (iv) any property on which underground storage tanks are presently, or were formerly, situated; (v) accounts receivable and/or inventory; (vi) any property located in excess of fifty (50) miles from any banking office of First National; or (vii) any collateral or property with which there may exist an environmental issue.

(l) Termination of Certain Agreements. FNB and First National covenant and agree with ACB that each will, immediately prior to the Effective Time, terminate any such agreements or contracts as ACB shall request, including, but not limited to, any data processing agreements and any employment agreements to which FNB or First National is a party.

4.02. Negative Covenants of FNB. FNB and First National hereby covenant and agree that, between the date hereof and the Effective Time, neither FNB nor First National will do any of the following things or take any of the following actions without the prior written consent and authorization of ACB’s President:

(a) Amendments to Articles of Incorporation or Bylaws. Amend its Articles of Incorporation or Bylaws.

(b) Change in Capital Stock. Make any change in its authorized capital stock, or create any other or additional authorized capital stock or other securities; or issue (including any issuance of shares pursuant to a stock dividend or any issuance of any securities convertible into capital stock), sell, purchase, redeem, retire, reclassify, combine, or split any shares of its capital stock or other securities, or enter into any agreement or understanding with respect to any such action. However, notwithstanding anything contained herein to the contrary, FNB shall be permitted to issue shares of FNB Stock upon the exercise of stock options which are outstanding as of the date of this Agreement.

(c) Options, Warrants, and Rights. Grant or issue any options, warrants, calls, puts, or other rights of any kind relating to the purchase, redemption, or conversion of shares of its capital stock or any other securities (including securities convertible into capital stock) or enter into any agreement or understanding with respect to any such action.

(d) Dividends. Declare or pay any dividends or make any other distributions on or in respect of any shares of its capital stock or otherwise to its shareholders.

(e) Employment, Benefit, or Retirement Agreements or Plans. Except as required by law, (i) enter into or become bound by any contract, agreement, or commitment for the employment or compensation of any officer, employee, or consultant which is not immediately terminable by FNB or First National without cost or other liability on no more than thirty (30) days notice; (ii) adopt, enter into, or become bound by any new or additional profit-sharing, bonus, incentive, change in control, “golden parachute,” stock option, stock purchase, pension, retirement, insurance (hospitalization, life, or other), or similar contract, agreement, commitment, understanding, plan, or arrangement (whether formal or informal) with respect to or which provides for benefits for any of its current or former directors, officers, employees, or consultants; or (iii) enter into or become bound by any contract with or commitment to any labor or trade union or association or any collective bargaining group.

(f) Accounting Practices. Make any changes in its accounting methods, practices, or procedures or in depreciation or amortization policies, schedules, or rates heretofore applied (except as required by GAAP or governmental regulations).

(g) Changes in Business Practices. Except as may be required by the FDIC, the OCC, the SEC, the FRB, or any other governmental agency or other Regulatory Authority or as shall be required by applicable law, regulation, or this Agreement, (i) change in any material respect the nature of its business or the manner in which it conducts its business; (ii) discontinue any material portion or line of its business; (iii) change in any material respect its lending, investment, asset-liability management, or other material banking or business policies; (iv) take any action that would adversely affect or delay its ability to perform its obligations under this Agreement or to consummate the transactions contemplated hereby; (v) take any action that is intended to or expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Article VII not being satisfied or in a violation of any provision of this Agreement; (vi) knowingly take any action that would prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code; (vii) take any action or enter into any agreement that could reasonably be expected to jeopardize or materially delay the receipt of the regulatory approvals described in Paragraph 6.02; or (viii) agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors in support of, any of the actions prohibited by this Paragraph 4.02.

(h) Acquisition or Disposition of Assets.

(i) Sell or lease (as lessor), or enter into or become bound by any contract, agreement, option or commitment relating to the sale, lease (as lessor) or other disposition of, any real estate in any amount other than real estate owned;

(ii) Sell or lease (as lessor), or enter into or become bound by any contract, agreement, option or commitment relating to the sale, lease (as lessor) or other disposition of, any equipment or any other fixed or capital asset (other than real estate) having a book value or a fair market value, whichever is greater, of more than $10,000 for any individual item or asset, or more than $25,000 in the aggregate for all such items or assets;

(iii) Purchase or lease (as lessee), or enter into or become bound by any contract, agreement, option or commitment relating to the purchase, lease (as lessee) or other acquisition of, any real property in any amount;

(iv) Purchase or lease (as lessee), or enter into or become bound by any contract, agreement, option or commitment relating to the purchase, lease (as lessee) or other acquisition of, any equipment or any other fixed asset (other than real estate) having a purchase price, or involving aggregate lease payments, in excess of $10,000 for any individual item or asset, or more than $25,000 in the aggregate for all such items or assets;

(v) Enter into any purchase or other commitment or contract for supplies or services which obligates FNB or First National for a period longer than one hundred eighty (180) days;

(vi) Except in the ordinary course of its business consistent with its past practices and only after first providing ACB the opportunity to participate, sell, or enter into or become bound by any contract, agreement, option or commitment to sell any loan or other receivable or any participation in any loan or other receivable;

(vii) Except in the ordinary course of its business consistent with its past practices and only with the prior approval of ACB, purchase or repurchase, or enter into or become bound by any contract, agreement, option or commitment to purchase or repurchase any loan or other receivable or any participation in any loan or other receivable; or

(viii) Except in the ordinary course of its business consistent with its past practices, sell or dispose of, or enter into or become bound by any contract, agreement, option or commitment relating to the sale or other disposition of, any other asset (whether tangible or intangible, and including without limitation any trade name, trademark, copyright, service mark or intellectual property right or license); or assign its right to or otherwise give any other person its permission or consent to use or do business under the corporate name of FNB or First National or any name similar thereto; or release, transfer or waive any license or right granted to it by any other person to use any trademark, trade name, copyright, service mark or intellectual property right.

(i) Debt; Liabilities. Except in the ordinary course of its business consistent with its past practices, (i) enter into or become bound by any promissory note, loan agreement or other agreement or arrangement pertaining to the borrowing of money; (ii) assume, guarantee, endorse or otherwise become responsible or liable for any obligation of any other person or entity; or (iii) incur any other liability or obligation (absolute or contingent).

(j) Liens; Encumbrances. Mortgage, pledge or subject any of its assets to, or permit any of its assets to become or, except for those liens or encumbrances Previously Disclosed to ACB, remain subject to, any lien or any other encumbrance (other than in the ordinary course of business consistent with its past practices in connection with securing public funds deposits, repurchase agreements, or Federal Home Loan Bank borrowings).

(k) Waiver of Rights. Waive, release or compromise any rights in its favor against or with respect to any of its officers, directors or shareholders or members of families of officers, directors or shareholders, nor waive, release or compromise any material rights against or with respect to any other person or entity except in the ordinary course of business and in good faith for fair value in money or money’s worth.

(l) Other Contracts. Enter into or become bound by any contracts, agreements, commitments or understandings (other than those permitted elsewhere in this Paragraph 4.02) (i) for or with respect to any charitable contributions exceeding the budgeted amounts; (ii) with any governmental agency or Regulatory Authority; (iii) pursuant to which FNB or First National would assume, guarantee, endorse or otherwise become liable for the debt, liability or obligation of any other person or entity; (iv) which is entered into other than in the ordinary course of its business; or (v) which, in the case of any one contract, agreement, commitment or understanding, and whether or not in the ordinary course of its business, would obligate or commit FNB or First National to make expenditures over any period of time of more than $50,000 (other than contracts, agreements, commitments or understandings entered into in the ordinary course of First National’s lending operations).

(m) Aggregate Deposit Liabilities. Take any actions designed to materially increase or decrease the aggregate level of First National’s deposits as they exist on the date of this Agreement.

(n) Foreclosures. Except in the ordinary course of business in connection with any foreclosure of a mortgage or deed of trust securing a loan, bid for or purchase any real property which is covered by that mortgage or deed of trust or which is the subject of that foreclosure.

(o) Loans and Other Extensions of Credit. Make or renew any loan or other extension of credit in an amount in excess of $500,000.

(p) Swaps and Hedges. Enter into or become bound by any contract or agreement whereby FNB or First National agrees to engage in any interest rate or other swap or hedge.

ARTICLE V

COVENANTS OF ACB

5.01. Affirmative Covenants of ACB . ACB and American hereby covenant and agree as follows with FNB:

(a) ACB Shareholders’ Meeting. ACB agrees to cause a meeting of its shareholders (the “ACB Shareholders’ Meeting”) to be duly called and held as soon as practicable after the date of this Agreement for the purpose of voting by ACB’s shareholders on the approval of the Merger and the ratification and adoption of this Agreement. In connection with the call and conduct of, and all other matters relating to the ACB Shareholders’ Meeting (including the solicitation of proxies), ACB will comply in all material respects with all provisions of applicable law and regulations and with its Articles of Incorporation and Bylaws.

(b) Access. ACB and American agree that, following the date of this Agreement and to and including the Effective Time, each will provide FNB and its employees, accountants, legal counsel, environmental consultants or other representatives access to all books, records, files and other information (whether maintained electronically or otherwise), to all properties and facilities, and to all employees, accountants, legal counsel and consultants, as FNB shall, in its sole discretion, consider to be necessary or appropriate; provided, however, that any investigation or reviews conducted by or on behalf of FNB shall be performed in such a manner as will not interfere unreasonably with ACB’s and American’s normal operations or with their relationship with their customers or employees, and shall be conducted in accordance with procedures established by the parties, and, provided further, that FNB shall not have any right of access to ACB’s or American’s personnel files or records.

(c) Further Action; Instruments of Transfer. ACB covenants and agrees with FNB that it (i) will use its best efforts in good faith to take or cause to be taken all action required of it under this Agreement as promptly as practicable so as to permit the consummation of the transaction described herein at the earliest possible date; (ii) shall perform all acts and execute and deliver to FNB all documents or instruments required herein, or as otherwise shall be reasonably necessary or useful to or requested by FNB, in consummating such transactions; (iii) will cooperate with FNB in every way in carrying out, and will pursue diligently the expeditious completion of, such transactions; and (iv) shall take such corporate action as is necessary to authorize the issuance of additional shares of ACB Stock as necessary to complete the Merger.

(d) Employee Benefits. Following the Effective Time, except as otherwise provided in this Agreement, any employee of FNB or First National who becomes an employee of ACB or American (a “New Employee”) shall be entitled to receive all employee benefits and to participate in all benefit plans provided by ACB or American, as applicable, on the same basis (including cost) and subject to the same eligibility and vesting requirements, and to the same conditions, restrictions and limitations, as generally are in effect and applicable to other newly hired employees of ACB or American, as applicable, except that New Employees shall be immediately eligible to participate in all benefit plans of ACB or American, as applicable, but only to the extent that such New Employees would have been eligible to participate in corresponding benefit plans of FNB or First National. Each New Employee shall be given credit for his or her full years of service with FNB or First National for purposes of, including but not limited to eligibility for participation and vesting in ACB’s Section 401(k) savings plan; and for all purposes under ACB’s other benefit plans (including entitlement to vacation and sick leave). A New Employee’s participation will be without regard to pre-existing condition requirements under ACB’s health insurance plan, provided that any such pre-existing condition was covered under FNB’s or First National’s health insurance plan(s) at the effective date of coverage under FNB’s or First National’s health insurance plan and the New Employee provides evidence of such previous coverage in a form satisfactory to ACB’s or American’s health insurance carrier, as applicable.

(e) Additions to Board of Directors. (i) ACB agrees to add to its Board of Directors, effective immediately after the Effective Time, three (3) additional directors, two (2) of whom shall be current members of the Board of Directors of FNB (with V. Stephen Moss being one of such individuals) and one of whom will be a resident of FNB’s market area and mutually agreed to between ACB and FNB. Each such director appointed to the ACB Board of Directors (“Appointed Directors”) shall serve until the next annual meeting of the shareholders at which directors are elected. ACB agrees to nominate for election at such annual meeting of shareholders two (2) of the Appointed Directors to serve a three-year term, and one (1) of the Appointed Directors to serve a two-year term.

(ii) Promptly after the Effective Time, ACB shall, acting as sole shareholder of First National, elect four individuals who are serving as directors or officers of American as of the date of this Agreement to the Board of Directors of First National, with Mr. Randy P. Helton serving as Chairman of the Board of Directors of First National and also to reelect four continuing First National directors.

(f) Employment and Consulting Agreements Provided he remains employed by FNB at the Effective Time in his current position, ACB shall enter into an employment agreement with V. Stephen Moss which shall contain substantially the same terms and conditions and be in substantially the same forms as attached as Exhibit 5.01(f) to this Agreement.

(g) “Blue Sky” Approvals. ACB shall use its best efforts to take all actions, if any, required by applicable state securities or “blue sky” laws (i) to cause the ACB Stock issued at the Effective Time, at the time of the issuance thereof, to be duly qualified or registered (unless exempt) under such laws, or to cause all conditions to any exemptions from qualification or registration thereof under such laws to have been satisfied; and (ii) to obtain any and all other approvals or consents to the issuance of the ACB Stock that are required under state or federal law.

(h) Available Funds. By Closing, ACB will have transferred to its Exchange Agent the funds necessary to satisfy its obligations under Article I of this Agreement.

(i) NASDAQ Notification. By the date which is 15 days prior to the Effective Time, ACB shall file with the National Association of Securities Dealers such notifications and other materials (and shall pay such fees) as shall be required for the listing on NASDAQ of the shares of ACB Stock to be issued to FNB’s shareholders pursuant to the Merger.

(j) Indemnification of Directors and Officers. (i) After the Effective Time, without releasing any insurance carrier and after exhaustion of all applicable director and liability insurance coverage for FNB and its directors and officers, ACB shall indemnify, hold harmless and defend the directors and officers of FNB in office on the date hereof or the Effective Time, to the same extent as it indemnifies its own directors and officers, from and against any and all claims, disputes, demands, causes of action, suits, proceedings, losses, damages, liabilities, obligations, costs and expenses of every kind and nature including, without limitation, reasonable attorneys’ fees and legal costs and expenses therewith whether known or unknown and whether now existing or hereafter arising which may be threatened against, incurred, undertaken, received or paid by such persons in connection with or which arise out of or result from or are based upon any action or failure to act by such person in the ordinary scope of his duties as a director or officer of FNB (including service as a director or officer of any FNB subsidiary or fiduciary of any of the FNB Plans (as defined in Paragraph 2.24(b)) through the Effective Time; provided, however, that ACB shall not be obligated to indemnify such person for (i) any act not available for statutory or permissible indemnification under South Carolina law, (ii) any penalty, decree, order, finding or other action imposed or taken by any regulatory authority, (iii) any violation or alleged violation of federal or state securities laws to the extent that indemnification is prohibited by law, or, provided, however, that (A) ACB shall have the right to assume the defense thereof and upon such assumption ACB shall not be liable to any director or officer of FNB for any legal expenses of other counsel or any other expenses subsequently incurred by such director or officer in connection with the defense thereof, except that if ACB elects not to assume such defense or counsel for such director or officer reasonably advises such director or officer that there are issues which raise conflicts of interest between ACB and such director or officer, such director or officer may retain counsel reasonably satisfactory to him, and ACB shall pay the reasonable fees and expenses of such counsel, (B) ACB shall not be liable for any settlement effected without its prior written consent, and (C) ACB shall have no obligation hereunder to any director or officer of FNB when and if a court of competent jurisdiction shall determine that indemnification of such director or officer in the manner contemplated hereby is prohibited by applicable law. The indemnification provided herein shall be in addition to any indemnification rights an indemnitee may have by law, pursuant to the charter or bylaws of FNB or First National or pursuant to any FNB Plan for which the indemnity serves as a fiduciary.

(ii) From and after the Effective Time, ACB will directly or indirectly cause the persons who served as directors or officers of FNB at the Effective Time to be covered by FNB’s existing directors’ and officers’ liability insurance policy (provided that ACB may substitute therefor policies of at least the same coverage in amounts contained and terms and conditions which are not less advantageous than such policy). Such insurance coverage shall commence at the Effective Time and will be provided for a period of no less than three (3) years after the Effective Time.

5.02. Negative Covenants of ACB. ACB and American each hereby covenant and agree that, between the date hereof and the Effective Time, neither ACB nor American will do any of the following things or take any of the following actions without the prior written consent and authorization of FNB:

(a) Amendments to Articles of Incorporation or Bylaws. Amend its Articles of Incorporation or Bylaws.

(b) Change In Capital Stock. Other than pursuant to its stock repurchase program as currently in effect, (i) make any change in its authorized capital stock, or create any other or additional authorized capital stock or other securities; or (ii) issue, sell, purchase, redeem, retire, reclassify, combine, or split any shares of its capital stock or other securities or enter into any agreement or understanding with respect to any such action. However, notwithstanding anything contained herein to the contrary, ACB shall be permitted to issue shares of ACB Stock upon the exercise of stock options or the conversion of convertible securities which are outstanding as of the date of this Agreement. Notwithstanding anything else contained in this Paragraph 5.02 or otherwise contained in this Agreement, nothing shall prevent ACB from issuing subordinated debentures (or prevent any subsidiary of ACB from issuing common and preferred stock) in connection with any future issuance of trust preferred securities by ACB, provided, however, that such issuance of trust preferred securities by ACB shall not exceed $12,000,000 in aggregate liquidation amount.

(c) Options, Warrants, and Rights. Other than the granting of stock options pursuant to the ACB Stock Option Plans, grant or issue any options, warrants, calls, puts, or other rights of any kind relating to the purchase, redemption, or conversion of shares of its capital stock or any other securities (including securities convertible into capital stock) or enter into any agreement or understanding with respect to any such action.

(d) Accounting Practices. Make any changes in its accounting methods, practices, or procedures or in depreciation or amortization policies, schedules, or rates heretofore applied (except as required by GAAP or governmental regulations).

(e) Changes in Business Practices. Except as may be required by the FDIC, the Commissioner, the SEC, the FRB, or any other governmental agency or other Regulatory Authority or as shall be required by applicable law, regulation, or this Agreement, (i) change in any material respect the nature of its business or the manner in which it conducts its business; (ii) discontinue any material portion or line of its business; (iii) change in any material respect its lending, investment, asset-liability management, or other material banking or business policies; (iv) take any action that would adversely affect or delay its ability to perform its obligations under this Agreement or to consummate the transactions contemplated hereby; (v) take any action that is intended to or expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Article VII not being satisfied or in a violation of any provision of this Agreement; (vi) knowingly take any action that would prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code; (vii) take any action or enter into any agreement that could reasonably be expected to jeopardize or materially delay the receipt of the regulatory approvals described in Paragraph 6.02; or (viii) agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors in support of, any of the actions prohibited by this Paragraph 5.02.

ARTICLE VI

MUTUAL AGREEMENTS

6.01. Registration Statement; Proxy Statement/Prospectus; Recommendation.

(a) Registration Statement. As soon as practicable following the execution of this Agreement, ACB and FNB shall in consultation with each other prepare, and ACB shall file with the SEC, a registration statement on Form S-4 (or on such other form as ACB shall determine to be appropriate) (the “Registration Statement”) covering the ACB Stock to be issued to shareholders of FNB pursuant to this Agreement, and will use their respective reasonable best efforts in good faith to see that the Registration Statement is declared effective by the SEC under the 1933 Act. Additionally, ACB and FNB shall in consultation with each other take all such other actions, if any, as shall be required by applicable state securities or “blue sky” laws (i) to cause the ACB Stock to be issued upon consummation of the Merger, at the time of the issuance thereof, to be duly qualified or registered (unless exempt) under such laws; (ii) to cause all conditions to any exemptions from qualification or registration under such laws to have been satisfied; and (iii) to obtain any and all required approvals or consents to the issuance of such stock.

(b) Preparation and Distribution of Joint Proxy Statement/Prospectus. ACB and FNB jointly will prepare a “Proxy Statement/Prospectus” for distribution to both FNB’s and ACB’s shareholders as the proxy statement relating to their solicitation of proxies for use at the FNB Shareholders’ Meeting, the ACB Shareholders’ Meeting, and as ACB’s prospectus relating to the offer and distribution of ACB Stock as described herein. The Proxy Statement/Prospectus shall be in such form and shall contain or be accompanied by such information regarding the FNB Shareholders’ Meeting, the ACB Shareholders’ Meeting, this Agreement, the parties hereto, and the transactions described or contemplated herein as is required by applicable law and regulations of the SEC applicable to ACB and otherwise as shall be agreed upon by FNB and ACB. ACB shall include the Proxy Statement/Prospectus as the prospectus in the Registration Statement. Each party hereto will cooperate with the other in good faith and will use its respective reasonable best efforts in good faith to respond to any comments of the SEC thereon.

FNB and ACB will each mail the Proxy Statement/Prospectus to its respective shareholders as soon as practicable following the date on which the Registration Statement is declared effective by the SEC.

(c) Recommendation of FNB’s and ACB’s Boards of Directors. Unless, due to a material change in circumstances or for any other reason, either FNB’s or ACB’s Board of Directors reasonably believes, based on a written opinion of outside counsel, that such a recommendation would violate the directors’ duties or obligations as such to FNB, ACB, or to their respective shareholders under applicable law, FNB’s and ACB’s Boards of Directors will unanimously recommend to and actively encourage their respective shareholders to vote their shares of FNB Stock at the FNB Shareholders’ Meeting and ACB Stock at the ACB Shareholders’ Meeting to approve and adopt this Agreement and the Merger, and the Proxy Statement/Prospectus mailed to FNB’s and ACB’s shareholders will so indicate and state that FNB’s and ACB’s Boards of Directors considers the Merger to be advisable and in the best interests of FNB, ACB and their respective shareholders.

6.02. Regulatory Approvals. Promptly following the date of this Agreement, ACB and FNB each shall use their respective reasonable best efforts in good faith to (i) prepare and file, or cause to be prepared and filed, all applications for regulatory approvals and actions as may be required of them, respectively, by applicable law and regulations with respect to the transactions described herein (including applications to the FRB, and to any other applicable federal or state banking, securities, or other regulatory authority as may be required), and (ii) obtain all necessary regulatory approvals required for consummation of the transactions described herein. Before the filing thereof, each party to this Agreement (and its counsel) shall have the right to review and comment on the form and content of any such application to be filed by the other party. Should the appearance of any of the officers, directors, employees, or counsel of any of the parties hereto be requested by any other party or by any governmental agency at any hearing in connection with any such application, such party shall promptly use its best efforts to arrange for such appearance.

6.03. Information for Proxy Statement/Prospectus and Regulatory Approvals. ACB and FNB each agrees to respond promptly, and to use its reasonable best efforts to cause its directors, officers, counsel, accountants, and affiliates to respond promptly, to requests by any other party or its counsel for information for inclusion in the various applications for regulatory approvals and in the Proxy Statement/Prospectus and the Registration Statement. ACB and FNB each hereby covenants that none of the information provided by it for inclusion in such documents and applications will, at the time of mailing of those materials to their respective shareholders, or at the time of receipt of any such required approval of a Regulatory Authority, as the case may be, contain any untrue statement of a material fact or omit any material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not false or misleading.

6.04. Expenses. Subject to the provisions of Paragraph 8.03, whether or not this Agreement shall be terminated or the Merger shall be consummated, FNB and ACB each shall pay its own legal, accounting, and financial advisory fees and all its other costs and expenses incurred or to be incurred in connection with the execution and performance of its obligations under this Agreement or otherwise in connection with this Agreement and the transactions described herein (including, without limitation all accounting fees, legal fees, consulting and advisory fees, filing fees, printing costs, and travel expenses). All costs incurred in connection with the printing and mailing of the Proxy Statement/Prospectus shall be deemed to be incurred and shall be paid equally by FNB and ACB.

6.05. Confidentiality. ACB and FNB agree that each will treat as confidential and not disclose to any unauthorized person any documents or other information obtained from or learned about the other during the course of the negotiation of this Agreement and the carrying out of the events and transactions described herein (including any information obtained during the course of any due diligence investigation or review provided for herein or otherwise) and which documents or other information relates in any way to the business, operations, personnel, customers, or financial condition of such other party; and that it will not use any such documents or other information for any purpose except for the purposes for which such documents and information were provided to it and in furtherance of the transactions described herein. However, the above obligations of confidentiality shall not prohibit the disclosure of any such document or information by any party to this Agreement to the extent (i) such document or information is then available generally to the public or is already known to the person or entity to whom disclosure is proposed to be made (other than through the previous actions of such party in violation of this Paragraph 6.05), (ii) such document or information was available to the disclosing party on a nonconfidential basis prior to the same being obtained pursuant to this Agreement, (iii) disclosure is required by subpoena or order of a court or regulatory authority of competent jurisdiction, or by the SEC, FRB, OCC or other regulatory authorities in connection with the transactions described herein, or (iv) in the reasonable opinion of legal counsel to such party, disclosure otherwise is required by law. ACB and FNB shall cause their respective subsidiaries and affiliates, and all of their respective officers, directors, employees and agents to comply with the provisions of this Paragraph 6.05.

In the event this Agreement is terminated for any reason, each party hereto immediately shall return to the other party all copies of any and all documents or other written materials or information of or relating to such other parties which were obtained from them or their Subsidiaries or affiliates during the course of the negotiation of this

Agreement and the carrying out of the events and transactions described herein (whether during the course of any due diligence investigation or review provided for herein or otherwise) and which documents or other information relates in any way to the business, operations, personnel, customers, or financial condition of such other parties.

The parties’ obligations of confidentiality under this Paragraph 6.05 shall survive and remain in effect following any termination of this Agreement.

6.06. Section 16 Matters. Prior to the Effective Time, ACB and FNB shall take all such steps as may be required to cause any dispositions of FNB Common Stock (including derivative securities with respect to FNB Common Stock) or acquisitions of ACB Common Stock resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the 1934 Act with respect to FNB to be exempt under Rule 16b-3 promulgated under the 1934 Act. FNB agrees to promptly furnish ACB with all requisite information necessary for ACB to take the actions contemplated by this Paragraph 6.06.

6.07. Treatment of FNB Stock Options.

(a) ACB and FNB agree that, as of the Effective Time, holders of FNB’s 136,068 outstanding options to purchase shares of FNB Stock referenced in Paragraph 2.04 (the “FNB Stock Options”) shall have the option to surrender their FNB Stock Options and receive solely a cash payment amount equal to (i) the excess of Cash Election Price over the exercise price per share of FNB Stock covered by the FNB Stock Option, (ii) multiplied by the total number of shares of FNB Stock covered by the FNB Stock Option. FNB will use its reasonable efforts to obtain from each person who holds a FNB Stock Option and who expresses a desire to surrender the option and receive the cash payment described above, and will deliver to ACB at the Closing, a written agreement in a form specified by ACB agreeing to the surrender of such person’s FNB Stock Option upon payment of the amounts described above. Notwithstanding anything else contained in this Paragraph 6.07, the right of holders of FNB Stock Options to surrender their FNB Stock Options and receive a cash payment in accordance with Paragraph 6.07(a) shall be contingent upon the determination by Dixon Odom, PLLC that such surrender will not affect the Merger’s qualification as a tax-free reorganization pursuant to Section 368 of the Code.

(b) ACB and FNB agree that, as of the Effective Time, ACB shall assume the FNB Stock Option Plan and all FNB Stock Options that are not surrendered shall be assumed by ACB on their then current terms and conditions and be converted into options to purchase shares of ACB Stock, such conversion to be made such that following the Effective Time each FNB Stock Option will represent an option to purchase a number of shares of ACB Stock equal to the Exchange Ratio for every one (1) share of FNB Stock covered by such FNB Stock Option prior to the Effective Time with an appropriate adjustment to the exercise price for such FNB Stock Option. In addition, each FNB Stock Option which is an “incentive stock option” shall be adjusted as required by Section 424 of the Code and the regulations promulgated thereunder so as to continue as an incentive stock option under Section 424(a) of the Code, and so as not to constitute a modification, extension, or renewal of the option, within the meaning of Section 424(h) of the Code. ACB and FNB shall take all necessary steps to effectuate the foregoing provisions of this Paragraph 6.07(b), including appropriate amendments to the FNB option plans if necessary. ACB acknowledges that, pursuant to the terms of the FNB Stock Option Plan, the vesting of all outstanding FNB Stock Options will be automatically accelerated at the Effective Time.

(c) At or prior to the Effective Time, ACB shall take all corporate action necessary to reserve for issuance sufficient shares of ACB Stock for delivery upon exercise of the FNB Stock Options assumed by it in accordance with this Paragraph 6.07. As soon as practicable after the Effective Time, ACB shall file an amendment to the registration statement on Form S-8 (or such other form as may be required), with respect to the shares of ACB Stock subject to such options and shall use its reasonable efforts to maintain the effectiveness of such registration statement (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding.

6.08. Tax Opinion. ACB and FNB agree to use their best efforts to cause the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and to obtain from Dixon Odom, PLLC a written opinion (the “Tax Opinion”), addressed jointly to the Boards of Directors of ACB and FNB, to the foregoing effect. Each further agrees that it will not intentionally take any action that would cause the Merger to fail to so qualify.

6.09 Directors’ and Officers’ Liability Insurance. ACB and FNB agree that, to the extent the same can be purchased at a cost to which they both agree, then immediately prior to the Effective Time, FNB shall purchase “tail” insurance coverage, effective at the Effective Time, under and in the same amount of coverage as is provided by its then current directors’ and officers’ liability policy.

ARTICLE VII

CONDITIONS PRECEDENT TO THE CLOSING

7.01. Conditions to All Parties’ Obligations. Notwithstanding any other provision of this Agreement to the contrary, the obligations of each of the parties to this Agreement to consummate the transactions described herein shall be conditioned upon the satisfaction of each of the following conditions precedent on or prior to the Closing Date:

(a) Approval by Governmental or Regulatory Authorities; No Disadvantageous Conditions. (i) The Merger and the other transactions described herein shall have been approved, to the extent required by law, by the FRB and by all other governmental agencies or Regulatory Authorities having jurisdiction over such transaction, (ii) no governmental agency or Regulatory Authority shall have withdrawn its approval of such transactions or imposed any condition on such transactions or conditioned its approval thereof, which condition is reasonably deemed by ACB or FNB to be materially disadvantageous or burdensome or to impact so adversely the economic or business benefits of this Agreement as to render it inadvisable for such party to consummate the transactions contemplated herein; (iii) all waiting periods required following necessary approvals by governmental agencies or Regulatory Authorities shall have expired, and, in the case of any waiting period imposed by law or regulation following approval by the FRB, or other governmental agency or Regulatory Authority, no unwithdrawn objection to the transactions contemplated herein shall have been raised by the U.S. Department of Justice; and (iv) all other consents, approvals, and permissions, and the satisfaction of all of the requirements prescribed by law or regulation, necessary to the carrying out of the transactions contemplated herein shall have been procured.

(b) Effectiveness of Registration Statement, Compliance with Securities and Other “Blue Sky” Requirements. The Registration Statement shall be effective under the 1933 Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC. ACB shall have taken all such actions, if any, as required by applicable state securities laws (i) to cause the ACB Stock to be issued upon consummation of the Merger, at the time of the issuance thereof, to be duly qualified or registered (unless exempt) under such laws; (ii) to cause all conditions to any exemptions from qualification or registration under such laws to have been satisfied; and (iii) to obtain any and all required approvals or consents with respect to the issuance of such stock, and any such required approvals or consents shall have been obtained and shall remain in effect.

(c) Adverse Proceedings, Injunction, Etc. There shall not be (i) any order, decree, or injunction of any court or agency of competent jurisdiction which enjoins or prohibits the Merger or any of the other transactions described herein or any of the parties hereto from consummating any such transaction; (ii) any pending or threatened investigation of the Merger or any of such other transactions contemplated herein by the U.S. Department of Justice, or any actual or threatened litigation under federal antitrust laws relating to the Merger or any other such transactions; or (iii) any suit, action, or proceeding by any person (including any governmental, administrative, or regulatory agency), pending or threatened before any court or governmental agency in which it is sought to restrain or prohibit FNB, ACB, First National or American from consummating the transactions contemplated herein or carrying out any of the terms or provisions of this Agreement; or (iv) any other suit, claim, action, or proceeding pending or threatened against FNB, ACB, First National or American or any of their officers or directors which shall reasonably be considered by FNB or ACB to be materially burdensome in relation to the proposed transactions or materially adverse in relation to the financial condition of such corporation, and which has not been dismissed, terminated, or resolved to the satisfaction of all parties hereto within ninety (90) days of the institution or threat thereof.

(d) Approval by Boards of Directors and Shareholders. The Boards of Directors of FNB and ACB shall have duly approved and adopted this Agreement by appropriate resolutions and the shareholders of FNB and

ACB shall have duly approved, ratified, and confirmed this Agreement and the transactions contemplated herein, all to the extent required by and in accordance with the provisions of this Agreement, applicable law, and applicable provisions of their respective Articles of Incorporation and Bylaws.

(e) Fairness Opinions.

(i) ACB shall have received from McColl Partners, LLC a written opinion (the “ACB Fairness Opinion”) to the effect that payment of the Consideration is fair, from a financial point of view, to ACB and its shareholders as of the date of approval of this Agreement by its Board of Directors; and McColl Partners, LLC shall have delivered a letter to ACB, updated as of a date within five business days preceding the mailing date of the Joint Proxy Statement/Prospectus, to the effect that it remains its opinion that payment of the Consideration is fair, from a financial point of view, to ACB and its shareholders.

(ii) FNB shall have received from The Orr Group a written opinion (the “FNB Fairness Opinion”) to the effect that the Consideration received by FNB’s shareholders is fair, from a financial point of view, to FNB and its shareholders as of the date of approval of this Agreement by its Board of Directors; and The Orr Group shall have delivered a letter to FNB, updated as of a date within five business days preceding the mailing date of the Joint Proxy Statement/Prospectus, to the effect that it remains its opinion that the Consideration received by FNB’s shareholders is fair, from a financial point of view, to FNB and its shareholders.

(f) Tax Opinion. ACB and FNB shall have received the Tax Opinion from Dixon Odom, PLLC in form satisfactory to each of them.

(g) Listing of ACB’s Stock. ACB Stock shall have been approved for inclusion in the NASDAQ SmallCap Market effective as of the Effective Time.

(h) No Termination or Abandonment. This Agreement shall not have been terminated by any party hereto.

(i) Articles of Merger; Other Actions. Articles of Merger described in Paragraph 1.04 of this Agreement pertaining to the Merger shall have been duly executed by ACB and FNB and filed with the North Carolina Secretary of State and the South Carolina Secretary of State as provided in Paragraph 1.04.

7.02. Additional Conditions to FNB’s Obligations. Notwithstanding any other provision of this Agreement to the contrary, FNB’s obligations to consummate the transactions described herein shall be conditioned upon the satisfaction of each of the following conditions precedent on or prior to the Closing Date:

(a) Material Adverse Change. There shall not have been any material adverse change in the financial condition or results of operations of ACB or American, and there shall not have occurred any event or development and there shall not exist any condition or circumstance which, with the lapse of time or otherwise, is reasonably likely to cause, create, or result in any such material adverse change.

(b) Compliance with Laws. ACB shall have complied in all material respects with all federal and state laws and regulations applicable to the transactions described herein and where the violation of or failure to comply with any such law or regulation is reasonably likely to have a material adverse effect on the financial condition or results of operations of ACB.

(c) ACB’s Representations and Warranties and Performance of Agreements; Officers’ Certificate. Unless waived in writing by FNB as provided in Paragraph 10.02 below, each of the representations and warranties of ACB contained in this Agreement shall have been true and correct as of the date hereof and shall remain true and correct in all material respects on and as of the Effective Time with the same force and effect as though made on and as of such date, except (i) for changes which are not, in the aggregate, material and adverse to the financial condition and results of operations of ACB; and (ii) as otherwise contemplated by this Agreement; and ACB shall have performed in all material respects all of its respective obligations, covenants, and agreements hereunder to be performed by it on or before the Closing Date.

FNB shall have received a certificate dated as of the Closing Date and executed by ACB’s President and Chief Financial Officer to the foregoing effect and as to any other matter as FNB may reasonably request.

(d) Legal Opinion of ACB’s Counsel. FNB shall have received from ACB’s counsel, Gaeta & Associates, P.A., Raleigh, North Carolina, a written opinion, dated as of the Closing Date and in form and substance reasonably satisfactory to FNB.

(e) Other Documents and Information from ACB. ACB and American shall have provided to FNB correct and complete copies of their respective Bylaws, Articles of Incorporation, and board and shareholder resolutions (all certified by their respective secretaries), together with a certificate of the incumbency of its officers and such other closing documents and information as may be reasonably requested by FNB or its counsel.

(f) Acceptance by FNB’s Counsel. The form and substance of all legal matters described herein or related to the transactions contemplated herein shall be reasonably acceptable to FNB’s legal counsel, Nelson, Mullins, Riley & Scarborough, L.L.P., Greenville, South Carolina.

7.03. Additional Conditions to ACB’s Obligations. Notwithstanding any other provision of this Agreement to the contrary, ACB’s obligation to consummate the transactions described herein shall be conditioned upon the satisfaction of each of the following conditions precedent on or prior to the Closing Date:

(a) Material Adverse Change. There shall not have been any material adverse change in the financial condition or results of operations of FNB or First National, and there shall not have occurred any event or development and there shall not exist any condition or circumstance which, with the lapse of time or otherwise, is reasonably likely to cause, create, or result in any such material adverse change.

(b) Compliance with Laws. FNB shall have complied in all material respects with all federal and state laws and regulations applicable to the transactions described herein and where the violation of or failure to comply with any such law or regulation is reasonably likely to have a material adverse effect on FNB.

(c) FNB’s Representations and Warranties and Performance of Agreements; Officers’ Certificate. Unless waived in writing by ACB as provided in Paragraph 10.02 below, each of the representations and warranties of FNB and First National contained in this Agreement shall have been true and correct in all material respects as of the date hereof and shall remain true and correct in all material respects on and as of the Effective Time with the same force and effect as though made on and as of such date, except (i) for changes which do not, in the aggregate, result in a material adverse effect on FNB; and (ii) as otherwise contemplated by this Agreement; and FNB shall have performed in all material respects all its obligations, covenants, and agreements hereunder to be performed by it on or before the Closing Date.

ACB shall have received a certificate dated as of the Closing Date and executed by FNB’s President and Chief Financial Officer to the foregoing effect and as to such other matters as may be reasonably requested by ACB.

(d) Legal Opinion of FNB’s Counsel. ACB shall have received from FNB’s counsel, Nelson, Mullins, Riley & Scarborough, L.L.P., Greenville, South Carolina, a written opinion, dated as of the Closing Date and in the form and substance reasonably satisfactory to ACB.

(e) Other Documents and Information from FNB. FNB and First National shall have provided to ACB correct and complete copies of their respective Articles of Incorporation, Bylaws, and board and shareholder resolutions (all certified by their respective secretaries), together with certificates of the incumbency of FNB’s officers and such other closing documents and information as may be reasonably requested by ACB or its counsel.

(f) Acceptance by ACB’s Counsel. The form and substance of all legal matters described herein or related to the transactions contemplated herein shall be reasonably acceptable to ACB’s legal counsel, Gaeta & Associates, P.A., Raleigh, North Carolina.

(g) Affiliates’ Agreements. ACB shall have received an Affiliates Agreement executed by each person who is an Affiliate of FNB (as defined in Paragraph 2.27 above) at least five (5) days prior to the Closing in form and content reasonably satisfactory to ACB.

(h) Officer Agreements. V. Stephen Moss shall have entered into the agreements set forth in Paragraph 5.01(f) hereof.

ARTICLE VIII

TERMINATION; BREACH

8.01. Mutual Termination. At any time prior to the Effective Time (and whether before or after approval hereof by the shareholders of ACB or FNB), this Agreement may be terminated by the mutual agreement of ACB and FNB. Upon any such mutual termination, all obligations of ACB and FNB hereunder shall terminate and each party shall pay its own costs and expenses as provided in Paragraph 6.04 hereof.

8.02. Unilateral Termination. This Agreement may be terminated by either ACB or FNB (whether before or after approval hereof by FNB’s or ACB’s shareholders) upon written notice to the other party in the manner provided herein and under the circumstances described below.

(a) Termination by FNB. This Agreement may be terminated by FNB by action of its Board of Directors:

(i) if any of the conditions to the obligations of FNB set forth in Paragraphs 7.01 and 7.02 shall not have been satisfied in all material respects or effectively waived in writing by FNB within 15 days of receipt of all shareholder and regulatory approvals (except to the extent that the failure of such condition to be satisfied has been caused by the failure of FNB to satisfy any of its obligations, covenants or agreements contained herein);

(ii) if ACB shall have violated or failed to fully perform any of its obligations, covenants or agreements contained in Articles V or VI herein in any material respect;

(iii) if FNB determines at any time that any of ACB’s representations or warranties contained in Article III hereof or in any other certificate or writing delivered pursuant to this Agreement shall have been false or misleading in any material respect when made or would have been false or misleading in any material respect except for the fact that the representation or warranty was limited to or qualified based on the Best Knowledge of any person, or that there has occurred any event or development or that there exists any condition or circumstance which has caused or, with the lapse of time or otherwise, may or could cause any such representations or warranties to become false or misleading in any material respect or that would cause any such representation or warranty to become false or misleading in any material respect except for the fact that the representation or warranty was limited to or qualified based on the Best Knowledge of any person, in each case such that the conditions set forth in Paragraph 7.02(b) would not be satisfied;

(iv) if, notwithstanding FNB’s satisfaction of its obligations under Paragraphs 6.01 and 6.03, FNB’s shareholders do not ratify and approve this Agreement and the Merger at the FNB Shareholders’ Meeting, or if the ACB Shareholders’ Meeting is not held by May 31, 2004, or such later date as shall be mutually agreed upon in writing by FNB and ACB; or

(v) if the Merger shall not have become effective on or before June 30, 2004 or such later date as shall be mutually agreed upon in writing by FNB and ACB.

However, before FNB may terminate this Agreement for any of the reasons specified above in (i), (ii) or (iii) of this Paragraph 8.02(a), it shall give written notice to ACB in the manner provided herein stating its intent to terminate and a description of the specific breach, default, violation or other condition giving rise to its right to so terminate, and such termination by FNB shall not become effective if, within thirty (30) days following the giving of such notice, ACB shall cure such breach, default or violation or satisfy such condition to the reasonable satisfaction of FNB. In the event ACB cannot or does not cure such breach, default or violation or satisfy such condition to the reasonable satisfaction of FNB within such notice period, termination of this Agreement by FNB thereafter shall be effective upon its giving of written notice thereof to ACB in the manner provided herein.

(b) Termination by ACB. Prior to the Effective Time, this Agreement may be terminated by ACB:

(i) if any of the conditions to the obligations of ACB set forth in Paragraphs 7.01 and 7.03 shall not have been satisfied in all material respects or effectively waived in writing by ACB within 15 days of receipt of all shareholder and regulatory approvals (except to the extent that the failure of such condition to be satisfied has been caused by the failure of ACB to satisfy any of its obligations, covenants or agreements contained herein);

(ii) if FNB shall have violated or failed to fully perform any of its obligations, covenants or agreements contained in Articles IV or VI herein in any material respect;

(iii) if ACB determines that any of FNB’s respective representations and warranties contained in Article II hereof or in any other certificate or writing delivered pursuant to this Agreement shall have been false or misleading in any material respect when made or would have been false or misleading in any material respect except for the fact that the representation or warranty was limited to or qualified based on the Best Knowledge of any person, or that there has occurred any event or development or that there exists any condition or circumstance which has caused or, with the lapse of time or otherwise, may or could cause any such representations or warranties to become false or misleading in any material respect or that would cause any such representation or warranty to become false or misleading in any material respect except for the fact that the representation or warranty was limited to or qualified based on the Best Knowledge of any person, in each case such that the conditions set forth in Paragraph 7.03(b) would not be satisfied;

(iv) if, notwithstanding ACB’s satisfaction of its obligations contained in Paragraphs 6.01 and 6.03, its shareholders do not ratify and approve this Agreement and approve the Merger at the ACB Shareholders’ Meeting, or the FNB Shareholders’ Meeting is not held by May 31, 2004, such later date as shall be mutually agreed upon in writing by FNB and ACB; or

(v) if the Merger shall not have become effective on or before June 30, 2004, or such later date as shall be mutually agreed upon in writing by FNB and ACB.

However, before ACB may terminate this Agreement for any of the reasons specified above in clause (i), (ii) or (iii) of this Paragraph 8.02(b), it shall give written notice to FNB in the manner provided herein stating its intent to terminate and a description of the specific breach, default, violation or other condition giving rise to its right to so terminate, and, such termination by ACB shall not become effective if, within 30 days following the giving of such notice, FNB shall cure such breach, default or violation or satisfy such condition to the reasonable satisfaction of ACB. In the event FNB cannot or does not cure such breach, default or violation or satisfy such condition to the reasonable satisfaction of ACB within such notice period, termination of this Agreement by ACB thereafter shall be effective upon its giving of written notice thereof to FNB in the manner provided herein.

(c) Termination by FNB Due to Price Changes. (i) Prior to the Effective Time, this Agreement may be terminated by FNB if (either before or after the approval of this Agreement by the shareholders of FNB) its Board of Directors so determines by a vote of a majority of the members of its entire Board, at any time during the three business day period commencing with (and including) the Determination Date, if the Average Pre-Closing Price of ACB Stock on the Determination Date is less than $9.17. If FNB elects to exercise its termination right pursuant to this Paragraph 8.02(c)(i), it shall give prompt written notice to ACB (provided that such notice of election to terminate may be withdrawn at any time within the aforementioned three business day period).

(ii) Notwithstanding the foregoing, during the two business day period commencing with its receipt of such notice of termination in accordance with Paragraph 8.02(c)(i) above, ACB shall have the option of increasing the ACB Stock to be received by the holders of FNB Stock hereunder by increasing the Exchange Ratio to a number (rounded to four decimals) equal to a quotient, the numerator of which is $9.17 multiplied by the Exchange Ratio (as then in effect) and the denominator of which is the Average Pre-Closing Price of ACB Stock on the Determination Date. If ACB makes an election contemplated by the preceding sentence, within such two business day period, it shall give prompt written notice to FNB of such election and the revised Exchange Ratio, whereupon no termination shall have occurred pursuant to Paragraph 8.02(c)(i) and this Agreement shall remain in effect in accordance with its terms (except as the Exchange Ratio shall have been so modified), and any references in this Agreement to “Exchange Ratio” shall thereafter be deemed to refer to the Exchange Ratio as adjusted pursuant to this Paragraph 8.02(c)(ii).

(d) Termination by ACB Due to Price Changes. (i) Prior to the Effective Time, this Agreement may be terminated by ACB if (either before or after the approval of this Agreement by the shareholders of ACB) its Board of Directors so determines by a vote of a majority of the members of its entire Board, at any time during the three business day period commencing with (and including) the Determination Date, if the Average Pre-Closing Price of ACB Stock on the Determination Date is in excess of $13.75. if ACB elects to exercise its termination right pursuant to this Paragraph 8.02(d)(i), it shall give prompt written notice to FNB (provided that such notice of election to terminate may be withdrawn at any time within the aforementioned three business day period).

(ii) Notwithstanding the foregoing, during the two business day period commencing with its receipt of such notice of termination in accordance with Paragraph 8.02(d)(i) above, FNB shall have the option of decreasing the ACB Stock to be received by the holders of FNB Stock hereunder by decreasing the Exchange Ratio to a number (rounded to four decimals) equal to a quotient, the numerator of which is the $13.75 multiplied by the Exchange Ratio (as then in effect) and the denominator of which is the Average Pre-Closing Price of ACB Stock on the Determination Date. If FNB makes an election contemplated by the preceding sentence, within such two business day period, it shall give prompt written notice to ACB of such election and the revised Exchange Ratio, whereupon no termination shall have occurred pursuant to Paragraph 8.02(d)(i) and this Agreement shall remain in effect in accordance with its terms (except as the Exchange Ratio shall have been so modified), and any references in this Agreement to “Exchange Ratio” shall thereafter be deemed to refer to the Exchange Ratio as adjusted pursuant to this Paragraph 8.02(d)(ii).

8.03. Breach; Remedies.

(a) Except as otherwise provided below, (i) in the event of a breach by ACB of any of its representations or warranties contained in Article III of this Agreement or in any other certificate or writing delivered pursuant to this Agreement, or in the event of its failure to perform or violation of any of its obligations, agreements or covenants contained in Articles V or VI of this Agreement, then FNB’s sole right and remedy shall be to terminate this Agreement prior to the Effective Time as provided in Paragraph 8.02(a) or, in the case of a failure to perform or violation of any obligations, agreements or covenants, to seek specific performance thereof; and (ii) in the event of any such termination of this Agreement by FNB due to a failure by ACB to perform any of its obligations, agreements or covenants contained in Articles V or VI of this Agreement, then ACB shall be obligated to reimburse FNB for up to (but not more than) $150,000 in expenses described in Paragraph 6.04 which actually have been incurred by FNB.

(b) Likewise, and except as otherwise provided below, (i) in the event of a breach by FNB of any of its representations or warranties contained in Article II of this Agreement, or in the event of its failure to perform or violation of any of its obligations, agreements or covenants contained in Articles IV or VI of this Agreement, then ACB’s sole right and remedy shall be to terminate this Agreement prior to the Effective Time as provided in Paragraph 8.02(b) or, in the case of a failure to perform or violation of any obligations, agreements or covenants, to seek specific performance thereof; and (ii) in the event of any such termination of this Agreement by ACB due to a failure by FNB to perform any of its obligations, agreements or covenants contained in Articles IV or VI of this Agreement, then FNB shall be obligated to reimburse ACB for up to (but not more than) $150,000 in expenses described in Paragraph 6.04 which actually have been incurred by ACB, plus the amount set forth in Paragraph 10.16 hereof, should the provisions of that Paragraph be applicable.

(c) Notwithstanding any provision of this Agreement to the contrary, if any party to this Agreement breaches this Agreement by willfully or intentionally failing to perform or violating any of its obligations, agreements or covenants contained in Articles IV, V or VI of this Agreement, such party shall be obligated to pay all expenses of the other parties described in Paragraph 6.04, together with other damages recoverable at law or in equity.

ARTICLE IX

INDEMNIFICATION

9.01. Indemnification Following Termination of Agreement.

(a) By ACB. ACB agrees that, in the event this Agreement is terminated for any reason and the Merger is not consummated, it will indemnify, hold harmless and defend FNB and its officers, directors, attorneys and financial advisors from and against any and all claims, disputes, demands, causes of action, suits or proceedings of any third party (including any Regulatory Authority), together with all losses, damages, liabilities, obligations, costs and expenses of every kind and nature in connection therewith (including without limitation reasonable attorneys’ fees and legal costs and expenses in connection therewith), whether known or unknown, and whether now existing or hereafter arising, which may be threatened against, incurred, undertaken, received or paid by FNB:

(i) in connection with or which arise out of, result from, or are based upon (A) ACB’s operations or business transactions or its relationship with any of its employees; (B) ACB’s failure to comply with any statute or regulation of any federal, state or local government or agency (or any political subdivision thereof) in connection with the transactions described in this Agreement; or (C) actions, suits, proceedings, injunctions or any other type of legal action brought by shareholders of ACB in connection with the Merger;

(ii) in connection with or which arise out of, result from, or are based upon any fact, condition or circumstance that constitutes a breach by ACB of, or any inaccuracy, incompleteness or inadequacy in, any of its representations or warranties under or in connection with this Agreement, or any failure of ACB to perform any of its covenants, agreements or obligations under or in connection with this Agreement; or

(iii) in connection with or which arise out of, result from, or are based upon any information provided by ACB which is included in the Proxy Statement/Prospectus and which information causes the Proxy Statement/Prospectus, at the time of its mailing to ACB’s shareholders and FNB’s shareholders, to contain any untrue statement of a material fact or to omit any material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not false or misleading.

(b) By FNB. FNB agrees that, in the event this Agreement is terminated for any reason and the Merger is not consummated, it will indemnify, hold harmless and defend ACB and its officers, directors, attorneys and financial advisors from and against any and all claims, disputes, demands, causes of action, suits, proceedings of any third party (including any Regulatory Authority), together with all losses, damages, liabilities, obligations, costs and expenses of every kind and nature in connection therewith (including without limitation reasonable attorneys’ fees and legal costs and expenses in connection therewith), whether known or unknown, and whether now existing or hereafter arising, which may be threatened against, incurred, undertaken, received or paid by ACB:

(i) in connection with or which arise out of, result from, or are based upon (A) FNB’s operations or business transactions or its relationship with any of its employees; (B) FNB’s failure to comply with any statute or regulation of any federal, state or local government or agency (or any political subdivision thereof) in connection with the transactions described in this Agreement; or (C) actions, suits, proceedings, injunctions or any other type of legal action brought by shareholders of FNB in connection with the Merger;

(ii) in connection with or which arise out of, result from, or are based upon any fact, condition or circumstance that constitutes a breach by FNB of, or any inaccuracy, incompleteness or inadequacy in, any of its representations or warranties under or in connection with this Agreement, or any failure of FNB to perform any of its covenants, agreements or obligations under or in connection with this Agreement; or

(iii) in connection with or which arise out of, result from, or are based upon any information provided by FNB which is included in the Proxy Statement/Prospectus and which information causes the Proxy Statement/Prospectus, at the time of its mailing to ACB’s shareholders and FNB’s shareholders, to contain any untrue statement of a material fact or to omit any material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not false or misleading.

9.02. Procedure for Claiming Indemnification. If any matter subject to indemnification under this Article IX arises in the form of a claim (herein referred to as a “Third Party Claim”) against FNB or ACB, or their respective successors and assigns, or any of their respective subsidiary corporations, officers, directors, attorneys or financial advisors (collectively, the “Indemnitees”), the Indemnitee promptly shall give notice and details thereof, including copies of all pleadings and pertinent documents, to the party obligated for indemnification hereunder (the “Indemnitor”). Within 15 days of such notice, the Indemnitor either (i) shall pay the Third Party Claim either in full or upon agreed compromise; or (ii) shall notify the applicable Indemnitee that the Indemnitor disputes the Third Party Claim and intends to defend against it, and thereafter shall so defend and pay any adverse final judgment or award in regard thereto. Such defense shall be controlled by the Indemnitor and the cost of such defense shall be borne by it, except that the Indemnitee shall have the right to participate in such defense at its own expense and provided that the Indemnitor shall have no right in connection with any such defense or the resolution of any such Third Party Claim to impose any cost, restriction, limitation or condition of any kind that compromises the Indemnitee hereunder. In the case of an Indemnitee that is an officer, director, financial advisor or attorney of a party to this Agreement, then that party agrees that it shall cooperate in all reasonable respects in the defense of any such Third Party Claim, including making personnel, books and records relevant to the Third Party Claim available to the Indemnitor without charge therefor except for out-of-pocket expenses. If the Indemnitor fails to take action within 15 days as hereinabove provided or, having taken such action, thereafter fails diligently to defend and resolve the Third Party Claim, the Indemnitee shall have the right to pay, compromise or defend the Third Party Claim and to assert the indemnification provisions hereof. The Indemnitee also shall have the right, exercisable in good faith, to take such action as may be necessary to avoid a default prior to the assumption of the defense of the Third Party Claim by the Indemnitor.

ARTICLE X

MISCELLANEOUS PROVISIONS

10.01. Survival of Representations, Warranties, Indemnification and Other Agreements.

(a) Representations, Warranties and Other Agreements. None of the representations, warranties or agreements contained in this Agreement shall survive the effectiveness of the Merger, and no party shall have any right after the Effective Time to recover damages or any other relief from any other party to this Agreement by reason of any breach of representation or warranty, any nonfulfillment or nonperformance of any agreement contained herein, or otherwise.

(b) Indemnification. The parties’ indemnification agreements and obligations pursuant to Paragraph 9.01 shall become effective only in the event this Agreement is terminated and shall survive any such termination, and neither of the parties shall have any obligations under Paragraph 9.01 in the event of or following consummation of the Merger.

10.02. Waiver. Any term or condition of this Agreement may be waived (except as to matters of regulatory approvals and other approvals required by law), either in whole or in part, at any time by the party which is, and whose shareholders are, entitled to the benefits thereof; provided, however, that any such waiver shall be effective only upon a determination by the waiving party (through action of its Board of Directors) that such waiver would not adversely affect the interests of the waiving party or its shareholders; and, provided further, that no waiver of any term or condition of this Agreement by any party shall be effective unless such waiver is in writing and signed by the waiving party, nor shall any such waiver be construed to be a waiver of any succeeding breach of the same term or condition or a waiver of any other or different term or condition. No failure or delay of any party to exercise any power, or to insist upon a strict compliance by any other party of any obligation, and no custom or practice at variance with any terms hereof, shall constitute a waiver of the right of any party to demand full and complete compliance with such terms.

10.03. Amendment. This Agreement may be amended, modified or supplemented at any time or from time to time prior to the Effective Time (either before or after its approval by the shareholders of ACB or the shareholders of FNB) by an agreement in writing approved by the Boards of Directors of FNB and ACB executed in the same manner as this Agreement; provided however, that, unless such amendment is approved by ACB’s shareholders and FNB’s shareholders, after approval of this Agreement by ACB’s shareholders and FNB’s shareholders, no change may be made in the amount of Consideration into which each share of FNB Stock will be converted.

10.04. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally or by courier, or by U.S. mail, first class postage prepaid, and addressed as follows:

If to ACB:	With copy to:

Randy P. Helton, President and CEO American Community Bancshares, Inc. 4500 Cameron Valley Parkway Suite 150 Charlotte, North Carolina 28211 Fax: 704-367-4936	Anthony Gaeta, Jr., Esq. Gaeta & Associates, P.A. 8305 Falls of the Neuse Road, Suite 203 Raleigh, North Carolina 27615 Fax: 919-518-2146

If to FNB:	With copy to:

V. Stephen Moss FNB Bancshares, Inc. 217 North Granard Street Gaffney, South Carolina 29341 Fax:	Neil E. Grayson, Esq. Nelson, Mullins, Riley & Scarborough, L.L.P. 104 South Main Street Greenville, South Carolina 29601 Fax: 864-250-2359

10.05. Further Assurance. ACB and FNB agree to furnish to each other party such further assurances with respect to the matters contemplated in this Agreement and their respective agreements, covenants, representations and warranties contained herein, including the opinion of legal counsel, as such other party may reasonably request.

10.06. Headings and Captions. Headings and captions of the Paragraphs of this Agreement have been inserted for convenience of reference only and do not constitute a part hereof.

10.07. Gender and Number. As used herein, the masculine gender shall include the feminine and neuter, the singular number, the plural, and vice versa, whenever such meanings are appropriate.

10.08. Entire Agreement. This Agreement (including all schedules and exhibits attached hereto and all documents incorporated herein by reference) contains the entire agreement of the parties with respect to the transactions described herein and supersedes any and all other oral or written agreement(s) heretofore made, and there are no representations or inducements by or to, or any agreements between, any of the parties hereto other than those contained herein in writing.

10.09. Severability of Provisions. The invalidity or unenforceability of any term, phrase, clause, paragraph, restriction, covenant, agreement or other provision hereof shall in no way affect the validity or enforceability of any other provision or part hereof.

10.10. Assignment. This Agreement may not be assigned by any party hereto except with the prior written consent of each of the other parties hereto.

10.11. Counterparts. Any number of counterparts of this Agreement may be signed and delivered, each of which shall be considered an original and which together shall constitute one agreement.

10.12. Governing Law. This Agreement is made in and shall be construed and enforced in accordance with the laws of the State of North Carolina.

10.13. Previously Disclosed Information. As used in this Agreement, “Previously Disclosed” shall mean the disclosure of information by ACB to FNB, or by FNB to ACB, in a letter delivered by the disclosing party or parties to the other parties prior to the date hereof, specifically referring to this Agreement, and arranged in paragraphs corresponding to the Paragraphs, Subparagraphs and items of this Agreement applicable thereto. Information shall be deemed Previously Disclosed for the purpose of a given Paragraph, Subparagraph or item of this Agreement only to the extent that a specific reference thereto is made in connection with disclosure of such information at the time of such delivery.

10.14 Best Knowledge. The term “Best Knowledge” as used in this Agreement with reference to certain facts or information shall be deemed to refer to facts or information of which officers of ACB, or officers of FNB, as the case may be, are consciously aware or of which they should have become consciously aware in the ordinary course of business and the performance of their management duties.

10.15. Inspection.

(a) Any right of FNB under this Agreement to investigate or inspect the assets, books, records, files and other information of ACB in no way shall establish any presumption that FNB should have conducted any investigation or that such right has been exercised by FNB, its agents, representatives or others. Any investigations or inspections actually made by FNB or its agents, representatives or others prior to the date of this Agreement or otherwise prior to the Effective Time shall not be deemed in any way in derogation or limitation of the covenants, representations and warranties made by or on behalf of ACB in this Agreement.

(b) Any right of ACB under this Agreement to investigate or inspect the assets, books, records, files and other information of FNB in no way shall establish any presumption that ACB should have conducted any investigation or that such right has been exercised by ACB, its respective agents, representatives or others. Any investigations or inspections actually made by ACB or its respective agents, representatives or others prior to the date of this Agreement or otherwise prior to the Effective Time shall not be deemed in any way in derogation or limitation of the covenants, representations and warranties made by or on behalf of FNB in this Agreement.

10.16. Exclusivity. So long as this Agreement remains in effect, FNB will not, directly, or indirectly through any person or entity, encourage, solicit or attempt to initiate or procure discussions, negotiations or offers with or from any person or entity (other than ACB) relating to a merger or other acquisition of FNB or the purchase or acquisition of any stock of FNB, any branch office of First National or all or any significant part of FNB’s assets (any of the above being a “Transaction”), or provide assistance to any person in connection with any such offer. Notwithstanding the foregoing, FNB may enter into discussions or negotiations or provide information not customarily disclosed to the public concerning FNB or its business in connection with an unsolicited Transaction if its Board of Directors reasonably believes in good faith, based on the written opinion of its legal counsel, that failure to take such actions would violate the directors’ duties or obligations as such to FNB or to its shareholders. If FNB does receive any unsolicited Transaction proposal, whether written or oral, it will immediately communicate to ACB the fact that it is having discussions or negotiations with a third party regarding a Transaction. If (i) FNB terminates this Agreement following receipt of a Transaction proposal and so long as ACB is not in default under the Agreement; (ii) the Merger is not consummated; and (iii) within eighteen (18) months of the date of this Agreement (A) FNB enters into an agreement with a third party regarding a Transaction or (B) a Transaction is consummated, then FNB will promptly pay to ACB a termination fee of Six Hundred Fifty Thousand Dollars ($650,000).

[The remainder of this page intentionally left blank; Signatures on following page.]

IN WITNESS WHEREOF, FNB and First National and ACB and American have each caused this Agreement to be executed in its name by its duly authorized officers as of the date first above written.

AMERICAN COMMUNITY BANCSHARES, INC.

BY:	/S/ RANDY P. HELTON

Randy P. Helton, President and CEO

ATTEST:

/S/ STEPHANIE D. HELMS

Stephanie D. Helms, Secretary

[CORPORATE SEAL]

AMERICAN COMMUNITY BANK

BY:	/S/ RANDY P. HELTON

Randy P. Helton, President and CEO

ATTEST:

/S/ STEPHANIE D. HELMS

Stephanie D. Helms, Assistant Secretary

[CORPORATE SEAL]

FNB BANCSHARES, INC.

BY:	/S/ V. STEPHEN MOSS

V. Stephen Moss, President and CEO

ATTEST:

/S/ KIMBERLY D. BARRS

Kimberly D. Barrs, Secretary

[CORPORATE SEAL]

FIRST NATIONAL BANK OF THE CAROLINAS

BY:	/S/ V. STEPHEN MOSS

V. Stephen Moss, President and CEO

ATTEST:

/S/ KIMBERLY D. BARRS

Kimberly D. Barrs, Secretary

[CORPORATE SEAL]

As an inducement to American Community Bancshares, Inc. to enter into this Agreement, each of the undersigned directors of FNB Bancshares, Inc. executes this Agreement and in so doing agrees to vote all of his or her shares of common stock of FNB Bancshares, Inc. in favor of this Agreement and the Merger contemplated hereby, unless prior to the Merger, one or more persons or entities other than American Community Bancshares, Inc. shall have made a bona fide proposal to acquire FNB Bancshares, Inc., merge with FNB Bancshares, Inc. or acquire substantially all of the assets of FNB Bancshares, Inc. (each a “Transaction”) that the FNB Bancshares, Inc. Board of Directors determines, in its good faith judgment and in the reasonable exercise of its fiduciary duties, with respect to legal matters on the written opinion of legal counsel and as to financial matters on the written opinion of its financial advisor or other investment banking firm of national reputation, is more favorable to FNB Bancshares, Inc.’s shareholders and that the failure to terminate the definitive agreement with American Community Bancshares, Inc. and accept such alternative Transaction proposal would be inconsistent with the proper exercise of such fiduciary duties. All terms not defined herein shall have the same meaning as in the Agreement.

/s/ V. STEPHEN MOSS

V. Stephen Moss

/s/ RICHARD D. GARDNER

Richard D. Gardner

/s/ BARRY HAMRICK

Barry Hamrick

/s/ HASKELL D. MALLONY

Haskell D. Mallony

/s/ BILL MASON

Bill Mason

/s/ HAROLD D. PENNINGTON, SR.

Harold D. Pennington, Sr.

/s/ HAROLD D. PENNINGTON, JR.

Harold D. Pennington, Jr.

/s/ HEYWOOD W. PORTER

Heywood W. Porter

EXHIBIT 5.01(f)

EMPLOYMENT AGREEMENT

THIS AGREEMENT is entered into as of             , 2004, by and between FIRST NATIONAL BANK OF THE CAROLINAS, a national banking association (hereinafter referred to as the “Bank”), AMERICAN COMMUNITY BANCSHARES, INC., a North Carolina corporation and the sole shareholder of the Bank (“ACB”), and V. STEPHEN MOSS of Gaffney, South Carolina (hereinafter referred to as the “Officer”).

For and in consideration of their mutual promises, covenants and conditions hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which hereby is acknowledged, the parties agree as follows:

1. Employment. The Bank agrees to employ the Officer and the Officer agrees to accept employment upon the terms and conditions stated herein as President and the Chief Executive Officer of the Bank, or, upon the merger of the Bank with and into American Community Bank, as Regional Executive of American Community Bank. The Officer’s principal work location shall be at the Bank’s main office in Gaffney, South Carolina. The Officer shall also serve as a member of the senior executive team of ACB and shall report directly to the chief executive officer of ACB. The Officer shall render such administrative and management services to the Bank as are customarily performed by persons situated in a similar executive capacity. The Officer shall promote the business of the Bank, including being active in civic and community organizations in the Bank’s market area and perform such other duties as shall, from time to time, be reasonably assigned by the Board of Directors of the Bank (the “Directors”) or the chief executive officer of ACB. Upon the request of the Bank, the Officer shall disclose all business activities or commercial pursuits in which Officer is engaged, other than Bank duties.

2. Compensation. The Bank shall pay the Officer during the term of this Agreement, as compensation for all services rendered by him to the Bank, a base salary at the rate of $125,000 per annum, payable in cash not less frequently than monthly. The rate of such salary shall be reviewed by the Directors and the chief executive officer of ACB annually and shall not be decreased during the term of this Agreement. It may be further increased from time to time in such amounts as the Directors and the chief executive officer of ACB, in their discretion, may decide. Officer may participate in the Bank’s or ACB’s incentive compensation, deferred compensation, discretionary bonus, profit-sharing, retirement and other employee benefit plans and participation in any fringe benefits shall not reduce the salary payable to the Officer under this Paragraph.

3. Discretionary Bonuses. During the term of this Agreement, the Officer shall be entitled, as with all other executive management personnel of the Bank or ACB or its other subsidiaries, to such discretionary bonuses as may be authorized, declared and paid pursuant to the Senior Executive Bonus Program then in effect for ACB. No other compensation provided for in this Agreement shall be deemed a substitute for the Officer’s right to such discretionary bonuses when and as declared by the Directors.

4. Participation in Retirement and Employee Benefit Plans; Fringe Benefits. The Officer shall be entitled to participate in any plan relating to deferred compensation, stock options, stock purchases, pension, thrift, profit sharing, group life insurance, medical coverage, disability coverage, education, bank owned life insurance (“BOLI”), supplemental retirement plan (“SERP”) or other retirement or employee benefits that the Bank or ACB has adopted, or may, from time to time adopt, for the benefit of its subsidiaries’ executive employees and for employees generally, subject to the eligibility rules of such plans, and as authorized by the Directors.

The Officer shall also be entitled to participate in any other fringe benefits which are now or may be or become applicable to the Bank’s or ACB’s executive employees, including the payment of reasonable expenses for attending annual and periodic meetings of trade associations, and any other benefits which are commensurate with the duties and responsibilities to be performed by the Officer under this Agreement. Additionally, the Officer shall be entitled to such vacation and sick leave as shall be established under uniform employee policies promulgated for ACB and its subsidiaries. The Bank shall reimburse the Officer for all out-of-pocket reasonable and necessary business expenses which the Officer may incur in connection with his services on behalf of the Bank. During the term hereof, the Bank shall also pay the expenses of the Officer’s existing term life insurance policy in the amount of $250,000 with proceeds payable to a beneficiary of his choosing. On the date hereof, Officer shall be granted options to purchase 10,000 shares of ACB’s common stock pursuant to the provisions of ACB’s Incentive Stock Option Plan (“Plan”). Officer shall be permitted, as President and CEO of the Bank, to direct the grant through the appropriate committee of ACB of 5,000 additional options under ACB’s Plan to other key employees of the Bank. Officer shall be permitted the use of a late model automobile with all business related expenses paid by the Bank and shall be reimbursed for dues payable to a country club and a civic club of which he is a member as of the date of this Agreement.

5. Term. Unless sooner terminated as provided in this Agreement and subject to the right of either Employee or the Bank to terminate Employee’s employment at any time as provided herein, the initial term of this Agreement and Employee’s employment with the Bank hereunder shall be for a period commencing on the date hereof and continuing for a period of three (3) years. At the end of each year during the term of this Agreement, the term of this Agreement shall automatically be extended for an additional one (1) year period beyond the then effective expiration date unless written notice from the Bank or the Employee is received sixty (60) days prior to an anniversary date advising the other that this Agreement shall not be further extended.

6. Loyalty; Noncompetition.

(a) The Officer shall devote his full efforts and entire business time to the performance of his duties and responsibilities under this Agreement.

(b) During the term of this Agreement, or any renewals thereof, and for a period of two years after termination, the Officer agrees he will not, within contiguous counties of branch locations of FNB or ACB in North or South Carolina, or within 50 miles of any Bank office operated during the term of this Agreement, directly or indirectly, own, manage, operate, join, control or participate in the management, operation or control of, or be employed by or

2

connected in any manner with any business which competes with the Bank or any of ACB’s subsidiaries without the prior written consent of ACB; provided, however, that the provisions of this Paragraph shall not apply in the event the Officer’s employment is unilaterally terminated by the Bank for Cause, (as such term is defined in Paragraph 8(c) hereof) or in the event the Officer terminates his employment with the Bank after the occurrence of a “Termination Event” (as such term is defined in Paragraph 10(b) hereof) following a “Change of Control” (as such term is defined in Paragraph 10(d) hereof). Notwithstanding the foregoing, the Officer shall be free, without such consent, to purchase or hold as an investment or otherwise, up to five percent of the outstanding stock or other security of any corporation which has its securities publicly traded on any recognized securities exchange or in any over-the counter market.

(c) The Officer agrees he will hold in confidence all knowledge or information of a confidential nature with respect to the business of ACB of FNB, the Bank or any subsidiary of either received by him during the term of this Agreement and will not disclose or make use of such information without the prior written consent of ACB. The Officer agrees that he will be liable to the Bank for any damages caused by unauthorized disclosure of such information. Upon termination of his employment, the Officer agrees to return all autos, computer, equipment, policy manuals, privileged information or records or copies thereof of the Bank or any subsidiary in his possession or under his control which relate to the activities of the Bank or any subsidiary.

(d) The Officer acknowledges that it would not be possible to ascertain the amount of monetary damages in the event of a breach by the Officer under the provisions of this Paragraph 6. The Officer agrees that, in the event of a breach of this Paragraph 6, injunctive relief enforcing the terms of this Paragraph 6 is an appropriate remedy. If the scope of any restriction contained in this Paragraph 6 is determined to be too broad by any court of competent jurisdiction, then such restriction shall be enforced to the maximum extent permitted by law and the Officer consents that the scope of this restriction may be modified judicially.

7. Standards. The Officer shall perform his duties and responsibilities under this Agreement in accordance with such reasonable standards expected of employees with comparable positions in comparable organizations and as may be established from time to time by the Directors or the chief executive officer of ACB. The Bank will provide the Officer with the working facilities and staff customary for similar executives and necessary for him to perform his duties.

8. Termination and Termination Pay.

(a) The Officer’s employment under this Agreement shall be terminated upon the death of the Officer during the term of this Agreement, in which event, the Officer’s estate shall be entitled to receive the compensation due the Officer through the last day of the calendar month in which his death shall have occurred and for a period of one month thereafter.

(b) The Officer’s employment under this Agreement may be terminated at any time by the Officer upon 60 days’ written notice to the Directors. Upon such termination, the Officer shall be entitled to receive compensation through the effective date of such termination.

(c) The Directors may terminate the Officer’s employment at any time, but any termination by the Directors, other than termination for Cause, shall not prejudice the Officer’s right to compensation or other benefits under this Agreement. The Bank shall provide written notice specifying the grounds for termination for Cause. The Officer shall have no right to receive compensation or other benefits for any period after termination for Cause. For purposes

3

of this Paragraph 8(c), the Bank shall have “Cause” to terminate Officer’s employment upon: (i) a determination by the Bank in good faith, that Officer (A) has breached in any material respect any of the terms or conditions of this Agreement, or (B) is engaging or has engaged in willful misconduct or conduct which is detrimental to the business prospects of the Bank or which has had or likely will have a material adverse effect on the Bank’s business or reputation. Prior to any termination by the Bank of Officer’s employment for a breach, failure to perform or conduct described in this subparagraph (i), the Bank shall give Officer written notice which describes such breach, failure to perform or conduct and, if during a period of five (5) business days following such notice Officer cures or corrects the same to the reasonable satisfaction of the Bank, then this Agreement shall remain in full force and effect. However, notwithstanding the above, if the Bank has given written notice to Officer on a previous occasion of the same or a substantially similar breach, failure to perform or conduct which the Bank determines in good faith to be substantially similar import, or if the Bank determines in good faith that the then current breach, failure to perform or conduct is not reasonably curable, then termination under this subparagraph (i) shall be effective immediately and Officer shall have no right to cure such breach, failure to perform or conduct; (ii) the violation by Officer of any applicable federal or state law, or any applicable rule, regulation, order or statement of policy promulgated by any governmental agency or authority having jurisdiction over the Bank or any of its affiliates or subsidiaries (a “Regulatory Authority”, including without limitation the Federal Deposit Insurance Corporation, the Office of the Comptroller of the Currency or any other banking regulator having legal jurisdiction over the Bank), which results from Officer’s gross negligence, willful misconduct or intentional disregard of such law, rule, regulation, order or policy statement and results in any substantial damage, monetary or otherwise, to the Bank or any of its affiliates or subsidiaries or the Bank’s reputation; (iii) the commission in the course of Officer’s employment with the Bank of an act of fraud, embezzlement, theft or proven personal dishonesty (whether or not resulting in criminal prosecution or conviction); (iv) the conviction of Officer of any felony or any criminal offense involving dishonesty or breach of trust, or the occurrence of any event described in Section 19 of the Federal Deposit Insurance Act or any other event or circumstance which disqualifies Officer from serving as an employee or executive officer of, or a party affiliated with, the Bank or its bank holding company, (v) Officer becomes unacceptable to, or is removed, suspended or prohibited from participating in the conduct of the Bank’s affairs (or if proceedings for that purpose are commenced) by any Regulatory Authority; and (vi) the occurrence of any event believed by the Bank, in good faith, to have resulted in Officer being excluded from coverage, or having coverage limited as to Officer as compared to other covered officers or employees, under the Bank’s then current “blanket bond” or other fidelity bond or insurance policy covering its directors, officers or employees. Notwithstanding such termination, the obligations under Paragraph 6(c) shall survive any termination of employment.

(d) Subject to the Bank’s obligations and the Officer’s rights under (i) Title I of the Americans with Disabilities Act, §504 of the Rehabilitation Act, and the Family and Medical Leave Act, and to (ii) the vacation leave, disability leave, sick leave and any other leave policies of the Bank, the Officer’s employment under this Agreement automatically shall be terminated in the event the Officer becomes disabled during the term of this Agreement and it is determined by the Bank that the Officer is unable to perform the essential functions of his job, with or without reasonable accommodation, under this Agreement for sixty (60) business days or more during any 12-month period. Upon any such termination, the Officer shall be entitled to receive any compensation the Officer shall have earned prior to the date of termination but which remains

4

unpaid, and shall be entitled to any payments provided under any disability income plan of the Bank which is applicable to the Officer. In the event of any disagreement between the Officer and the Bank as to whether the Officer is physically or mentally incapacitated such as will result in the termination of the Officer’s employment pursuant to this Paragraph 8(d), the question of such incapacity shall be submitted to an impartial physician licensed to practice medicine in South Carolina for determination and who will be selected by mutual agreement of the Officer and the Bank, or failing such agreement, by two (2) physicians (one (1) of whom shall be selected by the Bank and the other by the Officer), and such determination of the question of such incapacity by such physician or physicians shall be final and binding on the Officer and the Bank. The Bank shall pay the reasonable fees and expenses of such physician or physicians in making any determination required under this Paragraph 8(d).

9. Additional Regulatory Requirements. Notwithstanding anything contained in this Agreement to the contrary, it is understood and agreed that the Bank (or any of its successors in interest) shall not be required to make any payment or take any action under this Agreement if:

(a) the Bank is declared by any governmental agency having jurisdiction over the Bank (hereinafter referred to as “Regulatory Authority”) to be insolvent, in default or operating in an unsafe or unsound manner; or,

(b) in the opinion of counsel to the Bank, such payment or action (i) would be prohibited by or would violate any provision of state or federal law applicable to the Bank, including, without limitation, the Federal Deposit Insurance Act or the National Bank Act as now in effect or hereafter amended, (ii) would be prohibited by or would violate any applicable rules, regulations, orders or statements of policy, whether now existing or hereafter promulgated, of any Regulatory Authority, or (iii) otherwise would be prohibited by any Regulatory Authority.

10. Change in Control.

(a) In the event of a termination of the Officer’s employment in connection with, or within twenty-four (24) months after, a “Change in Control” (as defined in Subparagraph (d) below) of ACB other than for Cause (as defined in Paragraph 8), the Officer shall be entitled to receive liquidated damages as set forth in Subparagraph (c) below. Said sum shall be payable as provided in Subparagraph (e) below.

(b) In addition to any rights the Officer might have to terminate this Agreement contained in Paragraph 8, the Officer shall have the right to terminate this Agreement upon the occurrence of any of the following events (the “Termination Events”) within twenty-four months following a Change in Control of ACB: (i) Officer is assigned any duties and/or responsibilities that are inconsistent with or constitute a demotion or reduction in his position, duties, responsibilities or status at the time of the Change in Control or with his reporting responsibilities or titles with the Bank or ACB in effect at such time, regardless of Officer’s resulting position; or (ii) Officer’s annual base salary rate is reduced below the annual amount in effect as of the effective date of a Change in Control or as the same shall have been increased from time to time following such effective date; or (iii) Officer’s life insurance, medical or hospitalization insurance, disability insurance, stock options plans, stock purchase plans, deferred compensation plans, management retention plans, retirement plans or similar plans or benefits being provided by the Bank or ACB to the Officer as of the effective date of the Change in Control are reduced in their level, scope or coverage, or any such insurance, plans or benefits are eliminated, unless such reduction or elimination applies proportionately to all salaried

5

employees of the Bank or ACB who participated in such benefits prior to such Change in Control; or (iv) Officer is transferred to a location which is more than twenty (20) miles from his current principal work location without the Officer’s express written consent. A Termination Event shall be deemed to have occurred on the date such action or event is implemented or takes effect.

(c) In the event that the Officer terminates this Agreement pursuant to this Paragraph 10, the Bank will be obligated to pay or cause to be paid to Officer liquidated damages in an amount equal to 1.5 times the Officer’s “base amount” as defined in Section 280G(b)(3) of the Internal Revenue Code of 1986, as amended (the “Code”).

(d) For the purposes of this Agreement, the term Change in Control shall mean any of the following events: (i) after the effective date of this Agreement, any “person” (as such term is defined in Section 7(j)(8)(A) of the Change in Bank Control Act of 1978), directly or indirectly, acquires beneficial ownership of voting stock, or acquires beneficial ownership of voting stock, or acquires irrevocable proxies or any combination of voting stock and irrevocable proxies, representing twenty-five percent (25%) or more of any class of voting securities of ACB, or acquires control of, in any manner, the election of a majority of the directors of ACB; or (ii) ACB consolidates or merges with or into another corporation, association or entity, or is otherwise reorganized, where ACB is not the surviving corporation in such transaction; or (iii) all or substantially all of the assets of ACB are sold or otherwise transferred to or are acquired by any other corporation, association or other person, entity or group; Notwithstanding the other provisions of this Paragraph 10, a transaction or event shall not be considered a Change in Control if, prior to the consummation or occurrence of such transaction or event, Officer and Bank agree in writing that the same shall not be treated as a Change in Control for purposes of this Agreement.

(e) Such amounts payable pursuant to this Paragraph 10 shall be paid, at the option of the Officer, either in one lump sum or in equal monthly payments following termination of this Agreement.

(f) Following a Termination Event which gives rise to Officer’s rights hereunder, the Officer shall have twelve (12) months from the date of occurrence of the Termination Event to terminate this Agreement pursuant to this Paragraph 10. Any such termination shall be deemed to have occurred only upon delivery to the Bank or ACB (or to any successor corporation or other successor) of written notice of termination which describes the Change in Control and the Termination Event. If Officer does not so terminate this Agreement within such twelve-month period, he shall thereafter have no further rights hereunder with respect to that Termination Event, but shall retain rights, if any, hereunder with respect to any other Termination Event as to which such period has not expired.

(g) It is the intent of the parties hereto that all payments made pursuant to this Agreement be deductible by the Bank for federal income tax purposes and not result in the imposition of an excise tax on the Officer. Notwithstanding anything contained in this Agreement to the contrary, any payments to be made to or for the benefit of the Officer which are deemed to be “parachute payments” as that term is defined in Section 280G of the Code, shall be modified or reduced to the extent deemed to be necessary by the Directors to avoid the imposition of excise taxes on the Officer under Section 4999 of the Code or the disallowance of a deduction to the Bank under Section 280(a) of the Code.

(h) In the event any dispute shall arise between the Officer and the Bank as to the terms or interpretation of this Agreement, including this Paragraph 10, whether instituted by

6

formal legal proceedings or otherwise, including any action taken by the Officer to enforce the terms of this Paragraph 10 or in defending against any action taken by the Bank, the Bank shall reimburse the Officer for all costs and expenses, proceedings or actions, in the event the Officer prevails in any such action.

11. Successors and Assigns.

(a) This Agreement shall inure to the benefit of and be binding upon any corporate or other successor of the Bank or ACB which shall acquire, directly or indirectly, by conversion, merger, purchase or otherwise, all or substantially all of the assets of the Bank.

(b) Since the Bank is contracting for the unique and personal skills of the Officer, the Officer shall be precluded from assigning or delegating his rights or duties hereunder without first obtaining the written consent of the Bank.

12. Modification; Wavier; Amendments. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing, signed by the Officer and on behalf of the Bank by such officer as may be specifically designated by the Directors. No waiver by either party hereto, at any time, of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No amendment or addition to this Agreement shall be binding unless in writing and signed by both parties, except as herein otherwise provided.

13. Applicable Law. This Agreement shall be governed in all respects whether as to validity, construction, capacity, performance or otherwise, by the laws of South Carolina, except to the extent that federal law shall be deemed to apply.

14. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

15. Previous Agreement. Contemporaneously with entering into this Agreement, the Officer is entering into a Termination Agreement and Release which terminates the employment agreement between the Officer and the Bank dated January 17, 1996, as more fully set forth in such Termination Agreement and Release and provides for the payment to the Officer of the amount set forth therein as a result of a change in control of FNB Bancshares, Inc. pursuant to its merger with ACB.

7

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first hereinabove written.

FIRST NATIONAL BANK OF THE CAROLINAS

By:

Name:

Title:

AMERICAN COMMUNITY BANCSHARES, INC.

By:

Name:

Title:

OFFICER

V. Stephen Moss

8